United States

Securities and Exchange Commission

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.            )

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AUTOLIV, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 27, 2019

Dear Stockholder,

It is my pleasure to invite you to the 2019 Annual Meeting of Stockholders of Autoliv, Inc. to be held on Tuesday, May 7, 2019 at The Langham Hotel, 330 North Wabash Avenue, Chicago, Illinois, 60611, commencing at 9:00 a.m. local time.

Information regarding the matters to be voted upon at this year’s Annual Meeting is included in the Notice of Annual Meeting of Stockholders and the Proxy Statement.

It is important that your shares are represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided in the Proxy Statement and in the Notice of Internet Availability of Proxy Materials. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.

A public news release announcing voting results will be published after the Annual Meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2018 is being made available to stockholders with this Proxy Statement. These documents are available at www.autoliv.com.

On behalf of the entire Board of Directors, we look forward to seeing you at the Annual Meeting.

Sincerely,

Jan Carlson
Chairman of the
Autoliv, Inc. Board of Directors

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2019

TO THE STOCKHOLDERS OF AUTOLIV, INC.,

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of Autoliv, Inc. (“Autoliv” or the “Company”) will be held on Tuesday, May 7, 2019 commencing at 9:00 a.m. local time at The Langham Hotel, 330 North Wabash Avenue, Chicago, Illinois, 60611, to consider and vote upon:

1.	Election of ten directors to the Board of Directors of Autoliv for terms of office expiring on the date of the Annual Meeting of Stockholders in 2020 (see page 4 of the accompanying Proxy Statement).

2.	An advisory resolution to approve the compensation of the Company’s named executive officers (see page 55 of the accompanying Proxy Statement).

3.

Ratification of the appointment of Ernst & Young AB as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (see page 55 of the accompanying Proxy Statement).

4.	Any other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 11, 2019 as the record date for the Annual Meeting. All stockholders of record as of the close of business on that date are entitled to notice of, and to be present and vote at, the Annual Meeting and at any continuation thereof.

Attendance at the Annual Meeting will be limited to stockholders of record as of the record date, beneficial owners having evidence of ownership as of the record date, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company’s Third Restated By-Laws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors of Autoliv, Inc.:

Anthony Nellis Executive Vice President, Legal Affairs; General Counsel; and Secretary

- i -

- ii -

2019 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting at the Annual Meeting.

Annual Meeting of Stockholders

Time and Date:	Tuesday, May 7, 2019; 9:00 a.m. local time
Location:	The Langham Hotel, 330 North Wabash Street, Chicago, Illinois, 60611
Record Date:	Stockholders as of the close of business on March 11, 2019 are entitled to vote.
Admission:	Please see the instructions on page 1 of this Proxy Statement.

Meeting Agenda and Voting Matters
Proposal	Board’s Voting Recommendation	Page Reference
1. Election of Directors	FOR EACH NOMINEE	4
2. Advisory Vote to Approve Executive Compensation	FOR	55
3. Ratification of Independent Registered Public Accounting Firm Appointment	FOR	55

– PROPOSAL 1 –

Director Nominees for Election

Name	Age	Director Since	Independent	Committees	Other Current Public Co. Boards
Mikael Bratt	52	2018	No	-	0
Jan Carlson	58	2007	No	-	3
Hasse Johansson	69	2018	Yes	AC, RCC	4
Leif Johansson	67	2016	Yes	LDCC, NCGC (Chair)	1
David E. Kepler	66	2015	Yes	AC, RCC (Chair)	2
Franz-Josef Kortüm	68	2014	Yes	NCGC	1
Min Liu	39	-	Yes	-	0
Xiaozhi Liu	63	2011	Yes	LDCC, NCGC	1
James M. Ringler	73	2002	Yes	LDCC (Chair), NCGC	4
Ted Senko	63	2018	Yes	AC (Chair), RCC	0

AC: Audit Committee	LDCC: Leadership Development and Compensation Committee
NCGC: Nominating and Corporate Governance Committee	RCC: Risk and Compliance Committee

Attendance:	Each director nominee who is currently a Board member attended at least 80% of the aggregate applicable Board and Committee meetings in 2018.

Governance Highlights:

•   10 independent directors prior to the spin-off of our Electronics business, Veoneer, Inc.; 7 independent directors after the spin-off and serving until the Annual Meeting

•   Lead Independent Director of the Board

•   Board committees composed entirely of independent directors

•   Directors elected for one-year terms

•   Average tenure of the current Board is 5.8 years, with four newly appointed directors within the last three years and one new director nominee for election at the Annual Meeting

•   Diverse director backgrounds, professional experiences, and skills

•   Annual Board and committee self-evaluations

•   Non-management directors meet in executive session at least five times a year

•   Stock Ownership Guidelines for Directors and Executive Officers

•   Compliance, operational, and cybersecurity risk oversight by full Board and Committees

•   Company policy against hedging, short-selling, and pledging by Executive Officers and Directors

– PROPOSAL 2 –

Advisory Vote to Approve Executive Compensation

We are requesting that our stockholders approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal was supported by approximately 83.5%, 81.8%, and 81.8% of the votes cast in each of 2018, 2017, and 2016, respectively. Please see the Compensation Discussion and Analysis, Summary Compensation Table, and other tables and disclosures beginning on page 25 of this Proxy Statement for a full discussion of our executive compensation program. The table below highlights the 2018 total direct compensation for each Named Executive Officer.(1)

Named Executive Officer	Salary ($)(1)	Annual Bonus ($)(1)	Stock Awards ($)
Mikael Bratt	875,957	161,199	371,289
Jan Carlson(2)	986,646	526,679	1,193,174
Mats Backman(3)	626,945	141,063	371,289
Brad Murray	414,099	86,661	141,504
Michael Hague	504,858	93,189	125,040
Daniel Garceau	492,109	84,494	125,040
Steven Fredin(2)	616,432	138,697	371,289
Karin Eliasson(2)	397,589	168,975	265,977

(1)	For currency exchange rates used, see footnote 1 to the Summary Compensation Table on page 40 of this Proxy Statement.

(2)	Not an officer as of December 31, 2018, following his or her departure from Autoliv after the spin-off of Veoneer, Inc.

(3)	Not an officer as of February 28, 2019.

Compensation Governance Highlights

•	The Leadership Development and Compensation Committee is composed entirely of independent directors.

•	We have stock ownership guidelines for our executive officers, including the named executive officers, and our non-employee directors.

•	The Leadership Development and Compensation Committee reviews total compensation calculations when making compensation decisions.

•	Our equity plan prohibits the repricing of stock options without stockholder approval.

•	The change in control definition contained in our equity plan is not a “liberal” definition that would be activated on only stockholder approval of a transaction.
•	We have a compensation recoupment policy under which our Board may recoup certain incentive compensation that is subsequently determined not to have been earned by current and former executives.

•	The exercise price of options historically granted under our equity plan is never less than the fair market value (as defined in our equity plan) of our stock on the date of grant.

•	All current NEO change-in-control severance agreements include double-trigger change-in-control severance benefits, rather than modified single-trigger arrangements.

•	No U.S. tax code §280G excise tax “gross ups.”

•	In 2019, we implemented performance shares as part of our compensation program.

– PROPOSAL 3 –

Ratification of Independent Registered Public Accounting Firm Appointment

We are requesting that our stockholders ratify the appointment of Ernst & Young AB as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Fees paid to our independent registered public accounting firm over the past two years were as follows:

Type of Fees (Dollars in millions)	2018	2017

Audit Fees	$9.117	$10.570
Audit-Related Fees	$6.833	$1.013
Tax Fees	$0.257	$0.128
All Other Fees	$0.007	$0.052
Total	$16.214	$11.763

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Availability of Proxy Materials on the Internet

Our Board of Directors (the “Board”) made this Proxy Statement and the Company’s Annual Report for the fiscal year ended December 31, 2018 available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Stockholders, to be held on Tuesday, May 7, 2019 commencing at 9:00 a.m. local time at The Langham Hotel, 330 North Wabash Avenue, Chicago, Illinois, 60611, and at any adjournment thereof (the “2019 Annual Meeting” or the “Annual Meeting”).

General

The date of this Proxy Statement is March 27, 2019, the approximate date on which this Proxy Statement and proxy card are first being mailed and made available on the Internet to stockholders entitled to vote at the Annual Meeting. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 was publicly filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 21, 2019.

Who Can Vote

You are entitled to vote at the Annual Meeting if you were a stockholder of record of our common stock as of the close of business on March 11, 2019 (the “Record Date”). Each stockholder is entitled to one vote for each share of our common stock held on the Record Date. Our stockholders do not have cumulative voting rights.

Shares Outstanding and Quorum

At the close of business on the Record Date, 87,221,116 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. A majority of our common stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

How to Vote

If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials sent to you. If you requested printed copies of the proxy materials by mail, or have a printed proxy card, you may also vote by filling out the proxy card and returning it in the envelope provided. You may also vote in person at the Annual Meeting.

If you are a beneficial owner of shares held in “street name,” please refer to the instructions provided by your bank, broker or other nominee for voting your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of shares of our common stock as of the Record Date.

How Your Shares Will Be Voted

If you properly complete your proxy card and send it to the Company prior to the vote at the Annual Meeting, or submit your proxy electronically by Internet or by telephone before voting closes, your proxy (one of the individuals named in the proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board: (i) to elect the director nominees listed in “Election of Directors,” (ii) to approve the compensation of the Company’s named executive officers, and (iii) for the ratification of the appointment of Ernst & Young AB as the Company’s independent registered public accounting firm for the 2019 fiscal year.

Voting on Matters Not in Proxy Statement

The deadlines have passed for stockholders to (i) nominate directors for election to the Board and (ii) for other stockholder proposals to be brought before the Annual Meeting. Thus, only the Company may (i) substitute director nominees or (ii) bring other business before the Annual Meeting. The Company does not plan to substitute any director nominee, and the Company does not intend to raise any matter other than those described in this Proxy Statement at the Annual Meeting.

However, administrative and similar matters can arise at any annual meeting. To address such unforeseen matters, your proxy may exercise his or her discretion and authority to vote on such matters incidental to the conduct of the Annual Meeting only. Note that this authority is limited by applicable law, the proxy rules of the SEC, and the listing rules of the New York Stock Exchange (the “NYSE”).

Revoking Proxies or Changing Your Vote

You may revoke your proxy and change your vote before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to Autoliv at its mailing address prior to the Annual Meeting.

Voting Rights of Holders of SDRs

Holders of Autoliv’s Swedish Depository Receipts (“SDRs”) are entitled to vote the shares of common stock of the Company underlying their SDRs at the 2019 Annual Meeting as if they directly held the common stock of the Company. Therefore, each holder of SDRs is entitled to one vote for each share of common stock underlying each SDR held on the Record Date. To have their votes counted at the 2019 Annual Meeting, SDR holders must give instructions as to the exercise of their voting rights by proxy or attend and represent their shares of common stock of the Company underlying the SDRs at the Annual Meeting in person.

Non-Voting Shares, Abstentions and Broker “Non-Votes”

Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions to a proposal, and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers do not have discretionary authority to vote on Proposals 1 and 2 set forth below. Brokers generally have discretionary authority to vote on Proposal 3 set forth below.

Vote Required to Approve Each Proposal at the Annual Meeting

The following summary describes the vote required to approve each of the proposals at the Annual Meeting.

Proposal 1:

Directors will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. However, pursuant to the Autoliv, Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the stockholders, the nominee shall promptly offer his or her resignation to the Board for consideration. A committee consisting of the Board’s independent directors (which will exclude any director who is required to offer his or her resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept or reject the resignation. The Company will publicly disclose the Board’s decision regarding any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation. Abstentions and broker non-votes will have no effect on the election of directors.

Proposal 2:

The non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement requires the affirmative majority vote of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect in determining the outcome of the proposal.

Proposal 3:

The ratification of the selection of Ernst & Young AB as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as a vote against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification but will be counted for the purposes of establishing a quorum.

Any other proposal brought before the Annual Meeting (if any) will be decided by a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Consequently, abstentions will have the same effect as a vote against the matter and broker non-votes will have no effect on the outcome of the matter.

Principal Executive Offices

The Company’s mailing address is Box 70381, SE-107 24 Stockholm, Sweden, and its principal executive offices are located at Klarabergsviadukten 70, Section B, 7th floor, Stockholm, Sweden SE-111 64. The Company’s telephone number is +46 8 587 20 600.

Solicitation of Proxies

The Company, on behalf of the Board, is soliciting the proxies and will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies. Certain directors, officers and other employees of the Company, not specifically employed for this purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail. The Company has retained Georgeson LLC to assist in the solicitation of proxies for a fee of $14,500 plus expenses and Computershare AB for a fee of SEK 105,000, or approximately $11,300, plus expenses.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Company’s Third Restated By-Laws (the “By-Laws”) provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board has currently fixed the size of the Board at nine. In accordance with the By-Laws, the Board has adopted a resolution to increase the number of directors on the Board to ten, effective immediately prior to the opening of the polls for the election of directors at the 2019 Annual Meeting.

Mikael Bratt, Jan Carlson, Hasse Johansson, Leif Johansson, David E. Kepler, Franz-Josef Kortüm, Xiaozhi Liu, James M. Ringler, and Ted Senko, whose present terms will expire at the time of the Annual Meeting, are nominees for election at the 2019 Annual Meeting. Ms. Min Liu has also been nominated by the Board to be elected at the 2019 Annual Meeting pursuant to the terms of a Cooperation Agreement between the Company and Cevian Capital II GP Limited (“Cevian”), and its affiliates (the “Cooperation Agreement”). Pursuant to the terms of the Cooperation Agreement, Ms. Liu will offer her resignation from the Board if Cevian no longer owns at least 8% of the then-outstanding shares of common stock of the Company. The Cooperation Agreement is described in further detail in the section entitled “Agreements with Stockholders—Cooperation Agreement with Cevian Capital II GP Limited” below.

If elected, the above nominees would serve until the 2020 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal or death. If any director nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, either the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Nominees for Directors at the 2019 Annual Meeting

Mikael Bratt, age 52, was appointed a director of Autoliv in September 2018 shortly after becoming President and Chief Executive Officer of Autoliv on June 29, 2018. Mr. Bratt previously served as President, Passive Safety from May 2016 until his promotion. Prior to joining Autoliv, Mr. Bratt spent approximately 30 years with the Volvo Group, including most recently as EVP Group Trucks Operations, part of the group executive management team since 2008, in which role he managed a team of 35,000 people, 50 factories, 60 distribution centers and an annual turnover of approximately $18 billion. Prior to this, he served as Chief Financial Officer of the Volvo Group. Mr. Bratt studied business administration at the University of Gothenburg, Sweden.

The Board believes Mr. Bratt’s years of experience with Autoliv and the automotive industry, including his current role as President and Chief Executive Officer, and his extensive knowledge of the Company, its operations, business, and industry support his election to the Board.

Jan Carlson, age 58, has been a director of Autoliv since May 2007 after becoming President and Chief Executive Officer of Autoliv on April 1, 2007, and has been Chairman of the Board since May 2014. Mr. Carlson served as President and Chief Executive Officer until resigning upon the completion of the spin-off of Veoneer, Inc. from the Company on June 29, 2018 when he became President and Chief Executive of Veoneer, Inc. Since the completion of the spin-off, Mr. Carlson has also served as Chairman of the Board of Directors of Veoneer, Inc. Since July 2010, Mr. Carlson has served on the board of directors and compensation committee of BorgWarner Inc., a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. Mr. Carlson was elected to the Board of Telefonaktiebolaget LM Ericsson in February 2017 and serves on its technology and science committee. In addition, Mr. Carlson served on the board of Trelleborg AB from 2013 through 2017, and served on the board of directors of Zenuity AB, a private joint venture owned 50-50 by Veoneer, Inc. and Volvo Car Corporation, between April 2017 and June 2018. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Physics and Electrical Engineering from the University of Linköping in Sweden.

The Board believes that through his many years of experience with Autoliv, including his former role as President and Chief Executive Officer, Mr. Carlson brings extensive knowledge of the Company, its operations, business, and industry to the Board, which support his re-election to the Board.

Hasse Johansson, age 69, was appointed a director of Autoliv in March 2018 and is a member of the Audit Committee and Risk and Compliance Committee. Since 2010, Mr. Johansson has been managing director of Johansson Teknik & Form AB, a technology consulting company which he founded. From 2001 to 2009, Mr. Johansson was the Executive Vice President of Research & Development at Scania, a major automotive industry manufacturer of heavy trucks, buses, and other commercial vehicles. Prior to his time at Scania, Mr. Johansson worked for nearly 20 years at Mecel AB, an automotive software and systems development company he co-founded and in 1994 became a wholly-owned subsidiary of Delphi Corporation. Mr. Johansson currently serves as a member of the boards of directors of Electrolux AB, PowerCell Sweden AB, DevPort AB, and Swedish Electromagnet Investment AB, which are all Swedish public companies. Additionally, Mr. Johansson is a member of the Business Executives Council of the Royal Swedish Academy of Engineering Sciences. Mr. Johansson holds a Master of Science in Electrical Engineering from Chalmers University of Technology in Gothenburg, Sweden and holds more than 20 patents in combustion engine control and automotive electronics.

The Board believes Mr. Johansson’s prolific technical background in automotive and other industries, combined with his extensive board experience, support his re-election to the Board.

Leif Johansson, age 67, has been a director of Autoliv since February 2016, and is a member of the Leadership Development and Compensation Committee and Chairman of the Nominating and Corporate Governance Committee. From 1997 to 2011, Mr. Johansson served as President and Chief Executive Officer of The Volvo Group. Before joining Volvo, Mr. Johansson held various positions at AB Electrolux, and served as its President and Chief Executive Officer from 1994 to 1997. Mr. Johansson is the Chairman of the Board of Astra Zeneca PLC, a position he has held since June 2012, and he previously served as Chairman of the Board of Telefonaktiebolaget LM Ericsson between 2011 and March 2018. In addition to his service on public company boards, Mr. Johansson is a board member of Ecolean AB (a private corporation), a member of the Royal Swedish Academy of Engineering Science, a board member of the European Round Table of Industrialists, a Delegate of the China Development Forum, and a member of the Council of Advisors of the Boao Forum for Asia. Mr. Johansson holds a Master of Science in Engineering from Chalmers University of Technology in Gothenburg, Sweden.

The Board believes that Mr. Johansson’s extensive executive and directorial experience on several international companies in the automotive, manufacturing and technology industries, combined with the knowledge gained through his service on various industry, economic and advocacy organizations, support his re-election to the Board.

David E. Kepler, age 66, has been a director of Autoliv since February 2015 and is a member of the Audit Committee and Chairman of the Risk and Compliance Committee. Mr. Kepler was an Executive Vice President of the Dow Chemical Company, a multinational chemical, advanced materials, agrosciences and plastics company, from March 2008 through January 2015, and held the roles of Chief Sustainability Officer and Chief Information Officer. Mr. Kepler joined Dow in 1975 and was appointed its Vice President and CIO in 1998, Corporate Vice President in 2001, assumed responsibility for Business Services in 2004, and was appointed Senior Vice President in 2006. He has also been a member of the boards of directors of TD Bank Group since December 2013 and Teradata Corporation since November 2007. Mr. Kepler graduated from the University of California, Berkeley with a bachelor’s degree in Chemical Engineering, and serves as a trustee of the University.

The Board believes that Mr. Kepler’s executive experience as the chief information officer of a global company with additional expertise in corporate sustainability initiatives and risk management, and stature as a recognized leader in cyber-security are all qualities that support his re-election to the Board.

Franz-Josef Kortüm, age 68, has been a director of Autoliv since March 2014 and is a member of the Nominating and Corporate Governance Committee. Prior to joining Autoliv, Mr. Kortüm was Chief Executive Officer of Webasto SE, a producer of automobile roof systems and climate control systems for automobiles, boats and other vehicles, from 1998 to 2012, after joining the company in 1994. Mr. Kortüm was Chief Executive Officer of Audi AG from 1993 to 1994 and, prior to joining Audi, had a 16-year career with what is today Daimler AG in a variety of positions. In addition to his extensive management experience, Mr. Kortüm has served as Vice Chairman of the Supervisory Board of Webasto SE since 2013 and as its Chairman since 2018, as a Member of the Advisory Board of Brose Fahrzeugteile GmbH & Co. KG since 2005 and as its Chairman since 2013, as a

Member of the Supervisory Board of Wacker Chemie since 2003, and as a Member of the Supervisory Board of Schaeffler AG from 2010 to March 2014. From 2004 to 2012, Mr. Kortüm was a Member of the Managing Board of the VDA (German Association of the Automotive Industry). Mr. Kortüm has an MBA-equivalent degree in Business Administration from the University of Regensburg in Germany.

The Board believes that Mr. Kortüm brings a breadth of knowledge and skills related to the automotive industry to the Board. In addition, his corporate governance experience gained through his service on other boards support his re-election to the Board.

Min Liu, age 39, is a Vice President of Cevian Capital AG, an affiliate of Cevian Capital II GP Limited (“Cevian”). Since September 2015, Ms. Liu has been responsible for fundamental research on a variety of European companies. Prior to this role, Ms. Liu held several positions of increasing responsibility with The Boston Consulting Group, a global management consulting firm, in Germany between September 2004 and July 2015. Last serving as Principal, she led multiple projects in a broad set of industries, including the automotive sector. Ms. Liu has an MBA from Stanford University in addition to bachelor’s and master’s degrees in business information technology from Goettingen University.

The Board believes that Ms. Liu’s financial expertise and exposure to a wide variety of large, global industrial companies through her investment research and management experience support her election to the Board.

Xiaozhi Liu, age 63, has been a director of Autoliv since November 2011 and is a member of the Leadership Development and Compensation Committee and the Nominating and Corporate Governance Committee. Dr. Liu began her career in the automotive industry in General Motor’s (“GM”) Delphi operations and has since worked in various executive positions in Germany, China and the U.S., where she rose to the position of Director of Electronics, Controls & Software for GM in Detroit, Chief Engineer and Chief Technology Officer of GM in China and Chairman and Chief Executive Officer of GM Taiwan. Between 2005 and 2006, she was the Chief Executive Officer and Vice Chairman of Fuyao Glass Industry Group Co. Ltd., a public company listed in Shanghai, and has been an independent director of Fuyao Glass Industry Group, a public company listed in Shanghai and Hong Kong, since October 2013. In 2007, she became the President and Chief Executive Officer of NeoTek China, a supplier of automotive chassis and transmission parts, and served as Chairman of the company’s board of directors from 2008 through 2011. In 2009, she founded, and is the Chief Executive Officer of, her own company, ASL Automobile Science & Technology (Shanghai) Co., Ltd., which introduces and implements globally advanced technologies to Chinese companies. She has a Ph.D. and master’s degree in Chemical Engineering and Electrical Engineering, respectively, from Friedrich-Alexander University in Erlangen-Nuremburg, Germany and a bachelor’s degree in Electrical Engineering from the Jiaotong University in Xian, China.

The Board believes that Dr. Liu brings a unique and valuable set of skills to the Board, based on a combination of her global experience in engineering and technology in Asia, North America and Europe with her extensive management experience in the automotive industry. Dr. Liu’s knowledge and experience supports her re-election to the Board.

James M. Ringler, age 73, has been a director of Autoliv since January 2002 and is the Chairman of the Leadership Development and Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Ringler has also been the Lead Independent Director since May 2017. He was, prior to his retirement, Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in 1999. He serves on the Boards of Directors of the following public companies: Veoneer (since June 2018), TechnipFMC plc (since January 2017), JBT Corporation (since June 2008), and Teradata Corporation (since September 2007; was chairman from 2007 until January 2019). Mr. Ringler previously served on the Board of Directors of DowDuPont Inc. from 2001 until his retirement in March 2019. He is also a member of the board of directors of Reynolds Metals Company, a private company. Mr. Ringler holds a Bachelor of Science degree in Business Administration and an M.B.A. degree in Finance from the State University of New York.

The Board believes that Mr. Ringler’s business and management experience in multiple executive positions and his deep knowledge of corporate governance gained through his extensive service on the boards of directors of public companies in a wide variety of industries support Mr. Ringler’s re-election to the Board.

Thaddeus J. “Ted” Senko, age 63, was appointed a director of Autoliv in March 2018 and is the Chairman of the Audit Committee and a member of the Risk and Compliance Committee. Prior to joining the Autoliv Board of Directors, Mr. Senko had an extensive career at KPMG LLP from 1978 to 2017, providing enterprise risk management, compliance, and audit services to various public companies. At KPMG, he served as Audit Partner and SEC Reviewing Partner for eight years, Chief Audit Executive for four years, Global and National Partner in Charge of Internal Audit, Risk & Compliance Services for eight years, and Global Engagement Partner and Client Services Partner for seven years. Mr. Senko served on the Board of Duquesne University, a private university with approximately 10,000 students, from 2007 to 2016, chairing the Audit and Finance Committee and serving on the Executive and University Advancement Committee. Mr. Senko continues to serve on the university’s Business Advisory Council. Mr. Senko received a bachelor’s degree in business administration from Duquesne University.

The Board believes Mr. Senko’s financial, regulatory and risk expertise, experience in various auditing leadership roles and exposure to a wide variety of large audit clients within the global business community support his re-election to the Board.

THE BOARD RECOMMENDS A VOTE “FOR” EACH NOMINEE.

CORPORATE GOVERNANCE

Stockholder Engagement Efforts

The Company engages with the Company’s stockholders throughout the year to ensure that management and the Board understand and consider the issues that matter most to them, to solicit their views and feedback on various matters, and to provide perspective on the Company’s policies and practices. During 2018, members of the Company’s management met with certain of the Company’s stockholders to listen to their concerns and discuss a variety of topics, including performance, strategy, capital allocation, corporate governance, compensation, and other matters.

Environmental Sustainability

The Company is committed to sound and ethical business practices that align with the goals and needs of our employees and the communities in which we operate, including limiting our environmental impact particularly by reducing energy and water consumption, waste, and emissions. As a reflection of the importance of these matters, we assign oversight responsibility for sustainability to the Nominating and Corporate Governance Committee. The Company also publishes an annual report describing our environmental sustainability goals and practices and our commitments to the health and safety of our employees. Our annual sustainability reports are publicly available on our website at https://www.autoliv.com/sustainability/sustainability-report.

Board Independence

The Board believes that generally it should have no fewer than seven and no more than eleven directors. The Board currently consists of nine members. In accordance with the By-Laws, the Board has adopted a resolution to increase the number of directors on the Board to ten, effective immediately prior to the opening of the polls for the election of directors at the 2019 Annual Meeting.

The Board has determined that all the director nominees, except Messrs. Bratt and Carlson, are independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. In making its independence determinations, the Board reviewed (i) information regarding relevant relationships, arrangements or transactions between the Company and each director or parties affiliated with such director, (ii) Company records and (iii) publicly available information. Mr. Bratt is not independent because he is a current officer of the Company, and Mr. Carlson is not independent because he served as an officer of the Company in the last three years.

The Board has also determined that none of the independent directors has a relationship with the Company other than as a director and/or a stockholder of the Company.

Retirement Age Policy and Director Tenure

It is the general policy of the Company that a director who has attained the age of 75 years during his or her term will not stand for re-election at the next annual meeting of stockholders.

For each director nomination recommendation, the Nominating and Corporate Governance Committee considers the issue of continuing director tenure and takes steps as may be appropriate to ensure that the Board maintains an openness to new ideas and a willingness to critically re-examine the status quo. An individual director’s repeated nomination is dependent upon such director’s performance evaluation, as well as a suitability review, each to be conducted by the Nominating and Corporate Governance Committee regarding each director nomination recommendation. The average tenure of the Board is 5.8 years and the median tenure is 4 years, with four newly appointed directors within the last three years and one new director nominee for election at the Annual Meeting.

Board Leadership Structure and Risk Oversight

Board Leadership

The Board is responsible for selecting the Company’s Chairman of the Board (the “Chairman”) and Chief Executive Officer (the “CEO”). The Corporate Governance Guidelines permit the Board to determine the most appropriate leadership structure for the Company at any given time and give the Board the ability to choose a Chairman that it deems best for the Company. The Board periodically evaluates the Company’s leadership structure to determine what structure is in the best interests of the Company and its stockholders based on the current circumstances and needs of the Company.

The Board currently has a non-independent, non-CEO Chairman and a Lead Independent Director. The CEO and Chairman roles were previously combined from May 2014 until June 2018 when Mr. Carlson stepped down as CEO of Autoliv to become the CEO of Veoneer. The Board determined during that time that the combined role of CEO and Chairman under Mr. Carlson was the appropriate leadership structure for the Company. After evaluating its leadership structure, the Board believes it is in the Company’s best interests for Mr. Carlson to continue to serve as Chairman because his familiarity with the Company’s business enables him to effectively lead the Board in its discussion, consideration, and execution of the Company’s strategy.

The Board believes that having Mr. Carlson serve as a non-independent Chairman is appropriately balanced by the designation of a Lead Independent Director. In May 2018, the Board appointed James M. Ringler as Lead Independent Director to serve as the principal liaison between the Chairman and the other independent directors and to provide independent leadership of the Board’s affairs on behalf of the Company’s stockholders. Mr. Ringler presides over the executive sessions of the independent and non-management directors. The duties of the Lead Independent Director include, but are not necessarily limited to, the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including chairing executive sessions of the independent and non-management directors;

•	Serves as liaison between the independent and non-management directors and the Chairman;

•	Has the authority to call meetings of the independent and non-management directors;

•

Approves meeting agendas of the full Board after they are prepared by the Chairman, assures that there is sufficient time for discussion of all agenda items, and facilitates approval of the number and frequency of Board meetings;

•

Is regularly apprised of inquiries from stockholders and involved in correspondence responding to these inquiries when appropriate, and if requested by stockholders, ensures that he or she is available, when appropriate, for consultation and direct communication;

•

Assists the Nominating and Corporate Governance Committee in its annual evaluation of the Chairman’s effectiveness, including an annual evaluation of his or her interactions with the directors and ability to provide leadership and direction to the full Board; and

•	Approves information sent to the Board, including the quality and timeliness of such information.

Risk Oversight

The Board is responsible for the oversight of risk management of the Company with various aspects of risk oversight delegated to its committees. The Audit Committee is responsible for monitoring financial risk and discussing risk oversight and management as part of its obligations under the NYSE’s listing standards. The Audit Committee is also responsible for reviewing the Company’s disclosure controls and procedures, including those related to internally and externally disclosing cybersecurity risks and incidents. The Risk and Compliance Committee is responsible for monitoring legal and regulatory risks and other compliance risks, including those related to ethics practices and information technology and security. The Risk and Compliance Committee periodically receives reports from and reviews with management the Company’s risk management program. The Leadership Development and Compensation Committee oversees the Company’s succession planning programs and policies related to recruiting, retaining, and developing management. The Risk and Compliance Committee is responsible for coordinating with the Audit Committee and other Board committees to discuss matters pertaining to risk oversight. In its meetings, the Board receives reports from various Board committees and management, including the CEO, the CFO, and General Counsel regarding the main strategic, operational, and financial risks the Company is facing and the steps that management is taking to address and mitigate such risks. Additionally, the Board will receive periodic risk-related updates from other members of management as necessary.

The Leadership Development and Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, to determine whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Leadership Development and Compensation Committee considered, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and the Company’s compensation recoupment policy. The Leadership Development and Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company. For additional information regarding compensation risk, see page 34 of this Proxy Statement.

Board Meetings

The Board met ten times during the year ended December 31, 2018, including several meetings related to the spin-off. The Board also acted by written consent six times during the year. All directors serving during 2018 participated in at least 80% of the total number of meetings of the Board and committees on which they served. Following each of the meetings of the full Board, the independent directors met in executive session without management participating, for a total of ten times in 2018.

Board Compensation

Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or its committees. Non-employee directors receive an annual board retainer, which is higher for a non-employee Chairman of the Board. The committee chairs and the Lead Independent Director receive compensation in addition to the standard non-employee director retainer.

Effective beginning with 2017 service, the Board amended the Director Compensation Policy primarily to (i) provide for payments in advance, rather than in arrears, for a service year that runs from annual meeting to annual meeting, and (ii) provide that one-half of the annual retainer will be paid in the form of restricted stock units (RSUs), rather than fully-vested shares of stock, which RSUs will be granted on the date of the annual meeting and will vest on the earlier of (a) date of the next annual meeting, or (b) the one-year anniversary of the grant date. In addition, the Board revised the non-employee director stock ownership policy to require each non-employee director to acquire and hold shares of the Company’s common stock in an amount equivalent to five times the cash component of the annual Board retainer (as opposed to three times the annual base retainer as a whole), with five years for the existing directors to reach the new ownership requirements.

Compensation levels for the non-employee directors elected in 2018 remain unchanged from 2017 levels:

Annual Base Retainer (paid half in cash and half in RSUs)
All Non-Employee Directors other than Chairman	$240,000
Non-Employee Chairman	$390,000
Lead Independent Director Annual Supplemental Retainer	$40,000
Committee Chair Annual Supplemental Retainers (paid in cash)
Audit Committee	$30,000
Leadership Development and Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$20,000
Risk and Compliance Committee	$20,000

Non-employee directors can elect to defer payment of a pre-determined percentage of their equity compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan. In 2018, none of the directors elected to defer any of his or her equity compensation.

The following table sets forth the compensation that our non-employee directors earned during the year ended December 31, 2018 for services rendered as members of the Board.

2018 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(5)	Total ($)(1)(2)
Robert W. Alspaugh(3)	75,000	120,000	195,000
Jan Carlson(4)	-	-	-
Hasse Johansson	90,000	120,000	210,000
Leif Johansson	140,000	120,000	260,000
David Kepler	140,000	120,000	260,000
Franz-Josef Kortüm	120,000	120,000	240,000
Xiaozhi Liu	120,000	120,000	240,000
James M. Ringler	180,000	120,000	300,000
Kazuhiko Sakamoto(3)	60,000	120,000	180,000
Ted Senko	105,000	120,000	225,000
Wolfgang Ziebart(3)	60,000	120,000	180,000

(1)

The cash portion of director compensation is set in USD and converted to each director’s local currency, as applicable, at the then-current exchange rate on the quarterly date of payment. Reflects compensation earned for the calendar year.

(2)

Reflects the grant date fair value calculated in accordance with FASB Topic 718 of 861 restricted stock units granted on May 8, 2018, which restricted stock units will vest in one installment on the earlier of the date of the next annual meeting of stockholders or May 8, 2019, subject to the non-employee director’s continued service on the vesting date, subject to certain exceptions.

(3)	Messrs. Alspaugh, Sakamoto, and Ziebart resigned from the Company’s Board of Directors effective upon their appointment to the board of directors of Veoneer on June 29, 2018.

(4)

After stepping down as the Company’s CEO effective as of the completion of the spin-off, Mr. Carlson became a non-employee Board Chairman of the Company and received pro-rated cash retainers and RSUs. As required under SEC rules, Mr. Carlson’s 2018 cash retainer and RSU awards are reported in the Summary Compensation Table because he served as the CEO of Autoliv for part of the year.

(5)

As of December 31, 2018, each of our non-employee independent directors held the following number of outstanding unvested RSUs including dividend equivalent rights (whole numbers only): 618 Autoliv RSUs and 1,430 Veoneer RSUs.

Corporate Governance Guidelines and Codes of Conduct and Ethics

The Board has adopted:

•	Corporate Governance Guidelines to guide the Board in the exercise of its responsibilities.

•	A Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board.

•	Standards of Business Conduct and Ethics that apply to all employees of the Company.

•

A Code of Conduct and Ethics for Senior Officers (the Code of Conduct and Ethics for Directors, Code of Conduct and Ethics for Senior Officers and Standards of Business Conduct and Ethics are collectively referred to herein as the “Codes”).

The Company has also adopted a written policy regarding related person transactions (the “Related Person Transactions Policy”), which is part of the Standards of Business Conduct and Ethics. The Company’s Corporate Governance Guidelines, the Codes, the Related Person Transactions Policy, and any amendments or waivers related thereto, are posted on the Company’s website at www.autoliv.com – About Us – Governance – Ethics and Policies, and can also be obtained from the Company in print by request using the contact information below.

Policy on Attending the Annual Meeting

Under the Company’s Corporate Governance Guidelines, the Company’s policy is for all directors to attend the Annual Meeting. All current directors who stood for election participated in the 2018 annual meeting of stockholders.

Related Person Transactions

As a general matter, the Company prefers to avoid related person transactions (as defined below). The Company recognizes, however, that certain related person transactions may not be inconsistent with the best interests of the Company and its stockholders. The Company’s policy is that all related person transactions must be reviewed and approved or ratified by the Audit Committee or, in certain circumstances, the Audit Committee Chairman. As provided in the Related Person Transactions Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any “Related Person” (as defined in the Related Person Transactions Policy) had, has or will have a direct or indirect interest. In determining whether to approve a related person transaction, the Audit Committee considers all of the known relevant facts and circumstances, including the benefit of the transaction to the Company, the terms of the agreement with the Related Person, the possible impact on a director’s independence, the availability of other sources for goods or services comparable to those provided by the Related Person, and any other information regarding the transaction or the Related Person that may be material.

Transactions with Veoneer relating to the Spin-Off

On June 29, 2018, Autoliv completed the spin-off of its former Electronics business, Veoneer, Inc. (“Veoneer”) to the Company’s stockholders, resulting in Autoliv and Veoneer being two independent, publicly-traded companies. As discussed above, Mr. Carlson, who was the CEO of Autoliv prior to the spin-off, is now a non-employee director and the Chairman of the Board of the Company and is also the Chief Executive Officer and Chairman of the Board of Directors of Veoneer. Since Mr. Carlson is a related person of the Company, certain transactions between the Company and Veoneer are considered related person transactions that were approved by the Audit Committee and require disclosure pursuant to Section 404(a) of Regulation S-K.

Relating to the spin-off and the internal reorganization of Autoliv that was completed in advance of the spin-off to transfer the Electronics business to Veoneer, the Company entered into several agreements with Veoneer that were approved or ratified by the Audit Committee. When reviewing these transactions, in addition to considering Mr. Carlson’s positions with Autoliv and Veoneer, the Audit Committee also considered (i) the amounts involved, to the extent quantifiable, (ii) the benefits to Autoliv of the transactions (iii) the lack of availability of other sources of comparable products or services, and (iv) that, due to the nature of the spin-off, the transactions are not comparable to the terms available to unaffiliated entities or persons.

Distribution Agreement: Relating to the internal reorganization, Autoliv and Veoneer entered into a Master Transfer Agreement, which was amended and restated effective as of the spin-off (the “Distribution Agreement”). The Distribution Agreement governs certain transfers of assets and assumptions of liabilities by each of Veoneer and Autoliv and the settlement or extinguishment of certain liabilities and other obligations among the companies. Substantially all of the assets and liabilities associated with the separated Electronics business were retained by or transferred to Veoneer or its subsidiaries and all other assets and liabilities were retained by or transferred to Autoliv or its subsidiaries. The Distribution Agreement also provided the principal corporate transactions required to effect the spin-off, certain conditions to the spin-off and provisions governing the relationship between us and Autoliv with respect to and resulting from the completion of the spin-off. The Distribution Agreement also provides for indemnification obligations designed to make the Company financially responsible for substantially all liabilities that may exist relating to its business activities, whether incurred prior to or after the completion of the internal reorganization, as well as those obligations of Autoliv assumed by us pursuant to the Master Transfer Agreement; provided, however, certain warranty, recall and product liabilities for Electronics products manufactured prior to the completion of the internal reorganization were retained by Autoliv and Autoliv will indemnify Veoneer for any losses associated with such warranty, recall, or product liabilities. At December 31, 2018, Autoliv’s indemnification liabilities under the Distribution Agreement are approximately $12 million.

Employee Matters Agreement: The Employee Matters Agreement governs Autoliv’s and Veoneer’s compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company. Autoliv will be responsible for liabilities associated with Autoliv allocated employees and liabilities associated with former employees and Veoneer will be responsible for liabilities associated with Veoneer allocated employees, but Autoliv will retain and continue to be responsible for certain post-retirement liabilities relating to plans sponsored by Autoliv. The Employee Matters Agreement provided for the conversion of the outstanding awards granted under the Autoliv equity compensation programs into adjusted awards relating to both shares of Autoliv and Veoneer common stock.

Tax Matters Agreement: The Tax Matters Agreement governs the respective rights, responsibilities and obligations of Autoliv and Veoneer with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. federal, state, local and foreign income taxes, other tax matters and related tax returns. The agreement also specifies the portion, if any, of this tax liability for which Veoneer will bear responsibility and provides for certain indemnification provisions with respect to amounts for which they are not responsible. In addition, under the agreement, each party is expected to be responsible for any taxes imposed on Autoliv that arise from the failure of the Spin-offs and certain related transactions to qualify as a tax-free transaction for U.S. federal income tax purposes.

Transition Agreements. Autoliv and Veoneer entered into multiple agreements to provide each other with certain ongoing services for a limited amount of time following the completion of the spin-off. The Amended and Restated Transition Services Agreement provides that certain finance, information technology, human resources, facilities and other services will be provided between Autoliv and Veoneer for a limited time to help ensure an orderly transition following the spin-off. Each party will pay the other for any such services utilized at agreed amounts as set forth in the agreement. The services will terminate no later than April 1, 2020. Autoliv and Veoneer also entered into several Reseller Agreements to facilitate Veoneer’s ongoing use of critical assets such as leased facilities and intellectual property and transition the supply of products to customers who require involved processes to change suppliers. In 2018, Autoliv paid Veoneer an aggregate of $1 million for services provided under the Amended and Restated Transition Services Agreement and Veoneer paid Autoliv an aggregate of $8.2 million for services provided under the Amended and Restated Transition Services Agreements and the reseller agreements. Autoliv and Veoneer also entered into software sublicenses, a transitional trademark license and multiple lease guarantees to facilitate the transition following the completion of the spin-off.

Supply/Service Agreements. We entered into certain direct purchase and applications engineering agreements with Veoneer after the spin-off. In 2018, Autoliv paid Veoneer an aggregate of approximately $0.85 million for engineering services and $78.0 million for products, and Veoneer paid Autoliv an aggregate of approximately $0.4 million for engineering services, under these commercial agreements.

In 2018, Veoneer also made payments to Autoliv in the amount of $12.2 million pursuant to an agreement between Veoneer and Autoliv entered into in connection with the Spin-off relating to product pricing considerations for certain customer products and programs.

Sublease Agreement: A subsidiary of Veoneer has subleased office space from a Company subsidiary under an agreement approved by the Company’s Audit Committee. The estimated value of this sublease to the Company is approximately $385,000 over the duration of the term based on current exchange rates between the US Dollar and the Swedish krona.

Agreements with Stockholders

Cooperation Agreement with Cevian

On March 1, 2019, the Company entered into a Cooperation Agreement (the “Cooperation Agreement”) with Cevian Capital II GP Limited (“Cevian”), pursuant to which the Company agreed to nominate Ms. Liu for election to the Board at the 2019 annual meeting of stockholders. The Company agreed to nominate Ms. Liu or a replacement designee of Cevian at future annual meetings of Autoliv to elect directors, subject to the terms and conditions of the Cooperation Agreement.

The nomination of Ms. Liu for election at the 2019 annual meeting of stockholders and her inclusion on future slates of directors during the Standstill Period (defined below) is conditioned upon Cevian owning at least 8% of the outstanding shares of common stock of the Company. Ms. Liu will offer her resignation from the Board if Cevian no longer owns at least 8% of the then-outstanding shares of common stock of Autoliv.

Under the terms of the Cooperation Agreement, Cevian agreed to certain standstill restrictions including restrictions on Cevian (i) acquiring more than 19.9% of the common stock of Company, (ii) soliciting or granting proxies to vote shares of the Company’s common stock, (iii) initiating stockholder proposals for consideration by the Company’s stockholders, (iv) nominating directors for election to the Board, (v) making public announcements or communications regarding a plan or proposal to the Board, including its management plans, and (vi) submitting proposals for or offers of certain extraordinary transactions involving the Company, in each case, subject to certain qualifications or exceptions.

The foregoing standstill restrictions will begin upon Ms. Liu’s election to the Board and terminate automatically upon the earliest of (i) 30 days following the time Ms. Liu (or her replacement, as applicable) no longer serves on the Company’s Board, (ii) the fifth business day after Cevian delivers written notice the Company of a material breach of the Cooperation Agreement by the Company if such breach is not cured within the notice period, (iii) the announcement by the Company of a definitive agreement with respect to certain transactions that would result in the acquisition by any person or group of more than 50% of the outstanding shares of the Company’s common stock, or (iv) the commencement of certain tender or exchange offers which if consummated would result in the acquisition by any person or group of more than 50% of the outstanding shares of the Company’s common stock (the “Standstill Period”). The Cooperation Agreement will terminate upon the expiration of the Standstill Period or any other date established by mutual written agreement of the parties.

The Cooperation Agreement contains mutual non-disparagement provisions and requires Cevian to keep confidential any non-public information it receives by reason of Ms. Liu’s role as a director and to abstain from trading in securities in violation of applicable law while in possession of confidential or material non-public information. The Cooperation Agreement is governed by Delaware law. The parties agree that any legal action related to the Cooperation Agreement will be brought in the federal or state courts located in Wilmington, Delaware.

Communicating with the Board

Any stockholder or other interested party who desires to communicate with the Board, the lead independent director, or the independent directors regarding the Company can do so by writing to such person(s) at the following address:

Board/Independent Directors c/o Executive Vice President Legal, Affairs; General Counsel; and Secretary

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Fax: +46 8 587 20633

E-mail: legalaffairs@autoliv.com

Communications with the Board or the independent directors may be sent anonymously and are not screened. Such communications will be distributed to the specific director(s) requested by the stockholder or interested party, to the Board or to sessions of independent directors as a group.

Committees of the Board

There are four standing committees of the Board: the (i) Audit Committee, (ii) Leadership Development and Compensation Committee, (iii) Nominating and Corporate Governance Committee, and (iv) Risk and Compliance Committee. The Board has determined that all members of the Board committees qualify as independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. While no formal policy exists regarding the attendance of the CEO and the Chairman at committee meetings, the practice of the Board is that the CEO and the Chairman are routinely invited to attend committee meetings and excuse them when matters relating to them are discussed or when the committees go into executive session. The Lead Independent Director is also invited to attend all committee meetings. The following table shows the composition of the committees of the Board:

	May 8, 2018 – June 29, 2018	June 29, 2018 – Present
Audit Committee	Robert W. Alspaugh (Chair) David E. Kepler Ted Senko Wolfgang Ziebart	Ted Senko (Chair) Hasse Johansson David E. Kepler
Leadership Development and Compensation Committee	James M. Ringler (Chair) Leif Johansson Xiaozhi Liu	James M. Ringler (Chair) Leif Johansson Xiaozhi Liu
Nominating and Corporate Governance Committee	Leif Johansson (Chair) Franz-Josef Kortüm Xiaozhi Liu James M. Ringler	Leif Johansson (Chair) Franz-Josef Kortüm Xiaozhi Liu James M. Ringler
Risk and Compliance Committee	David E. Kepler (Chair) Hasse Johansson Kazuhiko Sakamoto Ted Senko Wolfgang Ziebart	David E. Kepler (Chair) Hasse Johansson Ted Senko

The Audit Committee appoints, subject to stockholder ratification, the Company’s independent registered public accounting firm and is responsible for the compensation, retention and oversight of the work of the independent registered public accounting firm and for any special assignments given to such auditors. The Audit Committee reviews the independence of the independent registered public accounting firm and considers whether there should be a regular rotation of the independent registered public accounting firm. The Audit Committee also evaluates the selection of the lead audit partner, including their qualifications and performance. The Audit Committee also (i) reviews the annual audit and its scope, including the independent registered public accounting firm ’ letter of comments and management’s responses thereto; (ii) reviews the performance of the independent registered public accounting firm , including the lead audit partner; (iii) approves any non-audit services provided to the Company by its independent registered public accounting firm ; (iv) reviews possible violations of the Company’s business ethics and conflicts of interest policies; (v) reviews any major accounting changes made or contemplated; (vi) reviews the effectiveness and efficiency of the Company’s internal audit staff; and (vii) monitors financial risk and discusses risk oversight and management as part of its obligations under the NYSE’s listing standards. The Audit Committee also oversees cybersecurity, receiving regular cybersecurity updates from Autoliv’s management team. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent registered public accounting firm’s examinations. The Audit Committee is also responsible for the review and approval of related person transactions. Members of this committee are Messrs. Senko (Chairperson), H. Johansson and Kepler. The Audit Committee met eleven times in 2018.

The Leadership Development and Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for approving the terms of contracts for the senior executives of the Company. The committee also administers the Company’s cash and stock incentive plans and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. The Leadership Development and Compensation Committee assists the Board in developing principles and policies related to management succession and the recruiting, motivation, education, diversity, retention, and ongoing development of senior management. Members of this committee are Mr. Ringler (Chairman), Mr. L. Johansson, and Dr. X. Liu. The Leadership Development and Compensation Committee met six times in 2018.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board by reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness, and developing and implementing the Company’s Corporate Governance Guidelines. The committee also reviews sustainability and corporate responsibility activities for the Company. The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and Bylaws. Members of this committee are Messrs. L. Johansson (Chairman), Kortüm, and Ringler and Dr. X. Liu. The Nominating and Corporate Governance Committee met six times in 2018.

The Risk and Compliance Committee was formed as a special committee of the Board in June 2011, and was made a standing committee in December 2018, to assist the Board in overseeing the Company’s compliance program with respect to (i) compliance with the laws and regulations applicable to the Company’s business and (ii) compliance with the Company’s Standards of Business Conduct and Ethics and related policies by employees, officers, directors and other agents and associates of the Company that are designed to support lawful and ethical business conduct by the Company and its employees and promote a culture of compliance. The Risk and Compliance committee reviews with and receives reports from management on the Company’s risk framework. The Risk and Compliance Committee also oversees risks relevant to our information technology environment and the investigation of any alleged noncompliance with law or the Company’s compliance programs policies or procedures that is reported to the Risk and Compliance Committee (except any relating to financial compliance, which are overseen by the Audit Committee). Members of this committee are Messrs. Kepler (Chairman), H. Johansson, and Senko. The Risk and Compliance Committee works closely with the other committees of the Board and has three members that also serve on the Audit Committee, one of which serves as the Chair. The Risk and Compliance Committee met five times in 2018.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee acts pursuant to a written charter. The committee’s current charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Mr. Senko has been determined by the Board to qualify as an “audit committee financial expert” as defined by the SEC. Pursuant to the charter of the Audit Committee, no member of the Audit Committee may serve on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such Audit Committee member to effectively serve on the Audit Committee. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 with the Company’s management and independent registered public accounting firm. The Company’s management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under the applicable auditing standards of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures required by the PCAOB’s applicable requirements regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee reviews and oversees the independence of the independent registered public accounting firm and has concluded that the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the independent registered public accounting firm’s independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

The Audit Committee can be contacted regarding accounting, internal accounting controls, or auditing matters as follows:

The Audit Committee

c/o Executive Vice President, Legal Affairs; General Counsel; and Secretary

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairperson of the committee will receive all such communications after it has been determined that the contents represent a message to the committee.

Ted Senko, Chair

Hasse Johansson

David E. Kepler

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals who are qualified to serve as directors and contribute as Board committee members. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees and is responsible for maintaining the Company’s Corporate Governance Guidelines and overseeing the evaluation of the Board and its committees and members of the Company’s management.

The Nominating and Corporate Governance Committee acts pursuant to a written charter. A copy of the committee’s charter is available on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee considered and recommended that Mr. Mikael Bratt, Mr. Jan Carlson, Mr. Hasse Johansson, Mr. Leif Johansson, Mr. David E. Kepler, Mr. Franz-Josef Kortüm, Ms. Min Liu, Dr. Xiaozhi Liu, Mr. James M. Ringler, and Mr. Ted Senko be nominated for election by the stockholders at the Annual Meeting. Dr. Liu, Ms. Liu and Messrs. H. Johansson, L. Johansson, Kepler, Kortüm, Ringler, and Senko are each “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided such nomination is submitted to the committee within the period set forth in Article II, Section 6 of the By-Laws. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the candidate’s qualifications.

The Nominating and Corporate Governance Committee seeks a Board of Directors of individuals with a diverse range of experiences, views, and backgrounds. When considering possible candidates for election as a director, the committee evaluates whether a candidate has (i) attained a position of leadership in the candidate’s area of expertise, (ii) business and financial experience relevant to the Company, (iii) demonstrated sound business judgment, (iv) expertise relevant to the Company’s lines of business, (v) independence from management, (vi) the ability to serve on standing committees, and (vii) the ability to serve the interests of all stockholders. The committee also considers attributes such as diversity of race, ethnicity, gender, age, and cultural background when selecting director nominees and seeks director nominees that reflect the global operations of the Company. The current Board nominees consists citizens or residents of multiple countries including the U.S., Sweden, Switzerland, China, and Germany and directors with a diverse range of backgrounds, perspectives, and management, operating, finance, and engineering skills and experiences. The Nominating and Corporate Governance Committee continues to look for opportunities to further progress its diversity initiatives.

The Nominating and Corporate Governance Committee periodically engages firms that specialize in identifying director candidates. The Nominating and Corporate Governance Committee also, from time to time, identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee collects and reviews publicly available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the chairman of the committee or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered to serve on the Board, the Nominating and Corporate Governance Committee will request information from the candidate, review the candidate’s accomplishments and qualifications in light of the qualifications of any individuals the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary when a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee can be contacted as follows:

The Nominating and Corporate Governance Committee

c/o Executive Vice President, Legal Affairs; General Counsel; and Secretary

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chair of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Leif Johansson, Chair

Franz-Josef Kortüm

Xiaozhi Liu

James M. Ringler

Leadership Development and Compensation Committee Duties, Procedures and Policies

The Leadership Development and Compensation Committee acts pursuant to a written charter. The charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Leadership Development and Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC.

The Leadership Development and Compensation Committee is responsible for (i) reviewing annually the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; (ii) evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, together with the other independent directors, determining, and approving the Chief Executive Officer’s compensation level based on this evaluation; (iii) evaluating annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and setting the compensation of such other executive officers based on this evaluation; (iv) evaluating annually the appropriate level of compensation for Board and committee service by non-employee directors; (v) reviewing and approving any severance or termination arrangements to be made with any executive officer of the Company; (vi) reviewing perquisites or other personal benefits to the Company’s executive officers and directors and recommending any changes to the Board; (vii) developing the Company’s plans for management succession and recruiting, retaining, and developing management; (viii) reviewing and discussing with management the CD&A, beginning on page 25 of this Proxy Statement, and based on that review and discussion, recommending to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; (ix) preparing the Leadership Development and Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; (x) reviewing the description of the Leadership Development and Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement or annual report on Form 10-K; (xi) reviewing the results of the most recent stockholder advisory vote on executive compensation and recommending to the Board the frequency of such vote; and (xii) performing such duties and responsibilities as may be assigned by the Board under the terms of the Company’s general compensation plans and other employee benefit plans, including oversight of pay equality on behalf of the Board.

The Leadership Development and Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation. In 2018, the Leadership Development and Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent advisor. FW Cook reported directly to the Leadership Development and Compensation Committee with respect to executive compensation matters. In 2018, the Company also engaged Willis Towers Watson (“Towers Watson”) as a compensation consultant. For additional information regarding the role of each of these compensation consultants and the scope of their engagement, see page 33 of this Proxy Statement.

The Leadership Development and Compensation Committee considered the independence of Towers Watson and FW Cook under the SEC rules and NYSE listing standards. The Leadership Development and Compensation Committee also received a letter from each of Towers Watson and FW Cook addressing their independence. The Leadership Development and Compensation Committee considered the following factors in determining the independence of the compensation consultants: (i) other services provided to the Company by each of Towers Watson and FW Cook; (ii) fees paid by the Company as a percentage of each consultant’s total revenue; (iii) policies or procedures maintained by Towers Watson and FW Cook that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Leadership Development and Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between the Company’s executive officers and Towers Watson or FW Cook or the individual consultants involved in the engagement. The Leadership Development and Compensation Committee discussed these independence factors and concluded that the work of Towers Watson and FW Cook did not raise any conflicts of interest.

The Leadership Development and Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Leadership Development and Compensation Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Leadership Development and Compensation Committee as a whole. Under the Company’s 1997 Stock Incentive Plan, as amended and restated (the “1997 Plan”), the Leadership Development and Compensation Committee may, to the extent that any such action will not prevent the 1997 Plan from complying with applicable rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate. In addition, the Leadership Development and Compensation Committee has delegated to the CEO the authority to determine certain grants under the Company’s long-term incentive plan, subject to established grant limits. The Leadership Development and Compensation Committee reviews the compensation levels set by the CEO under the long-term incentive program.

The Company’s Executive Vice President, Human Resources and Sustainability generally acts as Secretary of the Leadership Development and Compensation Committee.

The Leadership Development and Compensation Committee can be contacted as follows:

The Leadership Development and Compensation Committee

c/o Executive Vice President, Legal Affairs; General Counsel; and Secretary

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chair of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Leadership Development and Compensation Committee Interlocks and Insider Participation

The Leadership Development and Compensation Committee is comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served on the Company’s Leadership Development and Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers either served on the compensation committee of such entity or served as a director of the Company (i.e. no interlocks exist).

Leadership Development and Compensation Committee Report1

The Leadership Development and Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2018 Annual Report on Form 10-K.

James M. Ringler, Chair

Leif Johansson

Xiaozhi Liu

The Swedish Corporate Governance Code

Swedish companies with shares admitted to trading on a regulated market in Sweden, including the Nasdaq Stockholm, are subject to the Swedish Corporate Governance Code (the “Swedish Code”). This is a codification of best practices for Swedish listed companies based on Swedish practices and circumstances. The Swedish Code follows a “comply or disclose” approach; its recommendations are not binding on companies but if its recommendations are not complied with, the deviation must be explained. A non-Swedish company listed in Sweden can elect to either apply the Swedish Code or the corresponding local rules and codes where the company’s shares have their primary listing or where the company is headquartered. As a Delaware corporation with its primary listing on the NYSE, the Company has elected to apply U.S. corporate governance rules and standards. This section and other parts of this Proxy Statement provide detailed information on various subjects covered by the Swedish Code.

[1]

The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

In addition to, and consistent with, these statutory laws and regulations, Autoliv is governed by its own charter documents and internal standards and policies through its Restated Certificate of Incorporation, Third Restated By-Laws, Corporate Governance Guidelines, and Standards of Business Conduct and Ethics. These charter documents and internal standards and policies guide and assist the Board in the exercise of its responsibilities and reflect the Board’s commitment to fostering a culture of integrity and monitoring the effectiveness of policy and decision-making, both at the Board and management level. The Board views corporate governance as an integral part of the basic operations of the Company and a necessary element for long-term, sustainable growth in stockholder value.

Forward-Looking Statements

This Proxy Statement contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events, or developments that the Company or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements.

In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation: changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies; consolidations or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified in Item 1A “Risk Factors” in our Annual Report for the fiscal year ended December 31, 2018 and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report for the fiscal year ended December 31, 2018.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Mikael Bratt, President and Chief Executive Officer, can be found on page 4 of this Proxy Statement):

Svante Mogefors, age 64, Group Vice President Quality from April 2005 to June 2018 then Executive Vice President, Quality. Mr. Mogefors additionally is the acting Vice President, Operations following the departure of Mr. Carpenter in September 2018. In March 2009, Mr. Mogefors took the additional role of Vice President Manufacturing. Mr. Mogefors initially joined Autoliv in 1985 and has experience in several roles within the Company, including in the areas of product development, process implementations, and quality control. Between 1990 and 1996, Mr. Mogefors was for a period President of Lesjöfors Herrljunga AB and for another period President of Moelven E-Modul AB. Mr. Mogefors holds a Master of Science degree from the Chalmers University of Technology in Gothenburg, Sweden.

Anthony Nellis, age 51, Executive Vice President, Legal Affairs, General Counsel, and Secretary since June 2018. From 2002 until his appointment to his current position, Mr. Nellis served in a number of positions in the Autoliv Legal Department with increasing responsibilities. Most recently, he served as Vice President Legal, Autoliv Passive Safety, a segment of Autoliv, between July 2014 until June 2018. He served as Vice President, Legal for Autoliv Asia from May 2010 until July 2014. Overlapping with that role, he served as the Interim Vice President, General Counsel, and Secretary from January 2014 to December 2014. Prior to joining Autoliv, Mr. Nellis was a commercial litigator with Kitch Drutchas from 1996 to 2002. Mr. Nellis has a B.A. from Alma College and a J.D. from the University of Detroit.

Sherry Vasa, age 52, Executive Vice President Human Resources and Sustainability since June 2018. Ms. Vasa first joined the company in February 1992 and has held positions of increasing responsibilities. From September 2014 through June 2018, she served as Vice President Human Resources for Autoliv Passive Safety, a segment of Autoliv, Prior to that role. Ms. Vasa served as Vice President, Human Resources for Autoliv Asia, a division, from August 2011 through September 2014. Ms. Vasa has a B.A. from Chadron State College.

Jordi Lombarte, age 51, Chief Technology Officer since April 2018. Mr. Lombarte first joined Autoliv in 1992. During the course of a twenty-five year career with Autoliv, he has held numerous positions of increasing responsibility. Prior to his current role, Mr. Lombarte served as Vice President Engineering of Autoliv Passive Safety, a segment of Autoliv, between April 2017 and April 2018. Prior to that, he served as Vice President Engineering, Autoliv Americas, a division, from August 2013 to April 2017 after serving as Global Senior Director of Seatbelt Development between September 2008 and August 2013. Mr. Lombarte has a Master’s Degree in Mechanical Engineering from Escola Tecnica Superior d’Enginyers Industrials de Terrasa.

Daniel Garceau, age 51, President, Autoliv Americas since April 2018, after being PAS President North America since September 2014 and PAS Vice President Airbags Americas since March 2011. Mr. Garceau started at Morton International in 1993 prior to the 1997 Autoliv merger and has held various positions of increasing responsibility in Engineering and Operations including Director of Quality European Airbags and Plant Manager. From 2008 to 2010, Mr. Garceau worked for the corporate office of Danaher Corporation as a corporate director of the Danaher Business System (DBS). Mr. Garceau holds a Bachelor of Science degree in Mechanical Engineering from The University of Michigan and an MBA from Utah State University.

Brad Murray, age 59, President Autoliv Asia, a division, since April 2018. Mr. Murray began his career with Autoliv in 1987. His two most recent roles have been as President Autoliv Japan and ASEAN from September 2014 through April 2018 and President Autoliv Japan from January 2001 through September 2014. He has a BSc. in Mechanical Engineering from Brigham Young University and an MBA from University of Phoenix.

Jennifer Cheng, age 53, President Autoliv China, a division, since April 2018. Ms. Cheng previously served as PAS President TCH since April 2015 and PAS Vice President China Technical Center since November 2013. Before serving in those roles, she served as PAS Autoliv China Vice President for Seat Belts between 2010 and November 2013. She began her career with Autoliv as NHA General Manager in November 2006. Before joining Autoliv, Ms. Cheng served various roles of increasing responsibility with BorgWarner between 1998 and 2008. Ms. Cheng has a B.S. degree in Nuclear Power and Engineering from Shanghai Jiaotong University and an MBA from the joint program between Ningbo University and Canberra University.

Michael Hague, age 59, President Autoliv Europe since June 2016. His previous role was President Autoliv Korea, a division, from October 2007 through June 2016. Mr. Hague has a BSc. in Mechanical Engineering from University of East Anglia and an MBA in Global Management from Wayne State University.

Christian Hanke, age 50, Vice President, Corporate Control since November 2016. Mr. Hanke also serves as our Interim Chief Financial Officer since the departure of Mr. Mats Backman from the Company on February 28, 2019. From April 2013 until November 2016, Mr. Hanke served as Vice President, International Financial Controller and head of Accounting operations for Nasdaq based in Stockholm, Sweden. From December 2007 to March 2013, he served in various roles of increasing responsibility with American Express based in Stockholm, Sweden. Prior thereto Mr. Hanke began his career with Coopers & Lybrand. Mr. Hanke is a certified public accountant in the state of Massachusetts and has a BSc in Business Administration and Economics from Uppsala University, Sweden.

Changes in Management Related to the Spin-Off

In connection with the spin-off, changes were made to the Company’s management. Mikael Bratt, the former President of the Company’s Passive Safety business, became the Chief Executive Officer of the Company following the resignation of Jan Carlson who became the Chief Executive Officer of Veoneer. Mr. Carlson continues to serve as the Chairman of the Board of the Company. Anthony Nellis, the former Vice President Legal, Autoliv Passive Safety of the Company, became the Executive Vice President, Legal Affairs, General Counsel, and Secretary of the Company, following the resignation of Lars Sjobring, who accepted a similar role at Veoneer. Johan Löfvenholm, the former President of the Electronics business of the Company, left the Company after the spin-off to be the Chief Operating Officer of Veoneer. Additionally, Jordi Lombarte, the former Vice President Engineering of Autoliv Passive Safety, became the Chief Technology Officer on April 1, 2018, after Steven Fredin entered a mutual separation agreement with the Company. Also following the spin-off, Sherry Vasa, the former Vice President Human Resources for Autoliv Passive Safety, became the Executive Vice President Human Resources and Sustainability of the Company, after Karin Eliasson entered a mutual separation agreement with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2018 for each person known by us to beneficially own more than 5% of our common stock, except where otherwise noted, and as of March 14, 2019 for (i) each of our directors and nominees; (ii) our named executive officers (as defined on page 25 of this Proxy Statement); and (iii) our directors, named executive officers and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)
Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Cevian Capital II GP Limited(3)	8,376,924	9.6
11-15 Seaton Place
St. Helier, Jersey JE4 0QH, Channel Islands
Alecta pensionsförsäkring, ömsesidigt(4)	8,206,200	9.4
Regeringsgatan 107, SE-103 73
Stockholm, Sweden
AMF Pensionsförsäkring AB(5)	5,489,064	6.3
Klara Södra Kyrkogata 18
SE-113 88, Stockholm, Sweden

Directors and Nominee
Jan Carlson	77,986	*
Hasse Johansson	67	*
Leif Johansson	14,084	*
David E. Kepler	2,918	*
Franz-Josef Kortüm	3,191	*
Min Liu	0	*
Xiaozhi Liu	4,730	*
James M. Ringler	6,061	*
Ted Senko	67	*

Currently Employed Named Executive Officers
Mikael Bratt	1,621	*
Michael Hague	299	*
Daniel Garceau	447	*
Brad Murray	6,354	*

Formerly Employed Named Executive Officers
Mats Backman(7)	1,621	*
Steven Fredin(8)	14,742	*
Karin Eliasson(8)	2,136	*

All directors, named executive officers and executive officers as a group (22 individuals)(6)	161,708	*

* Less than 1%

(1)

Based on 87,220,878 shares of the Company’s common stock outstanding as of February 28, 2019 except as noted below. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.

(2)

Includes restricted stock units that vested on February 15, 2019 and shares which the following individuals have the right to acquire upon exercise of options exercisable within 60 days: Jan Carlson – 18,726 shares, Brad Murray – 5,825, and Steven Fredin – 7,964.

(3)

The number of shares owned was provided by Cevian Capital II GP Limited (“Cevian”) pursuant to Amendment No. 5 to its Schedule 13D filed with the SEC on March 1, 2019, indicating beneficial ownership as of March 1, 2019. Cevian reported sole power to vote and dispose of all such shares.

(4)

The number of shares owned was provided by Alecta pensionsförsäkring, ömsesidigt pursuant to Amendment No. 8 to its Schedule 13G filed with the SEC on January 31, 2019, indicating beneficial ownership as of December 31, 2018. Alecta pensionsförsäkring, ömsesidigt reported sole power to vote and dispose of all such shares.

(5)

The number of shares owned was provided by AMF Pensionsförsäkring AB, pursuant to Amendment No. 6 to its Schedule 13G filed with the SEC on February 8, 2019, indicating beneficial ownership as of December 31, 2018. AMF Pensionsförsäkring AB reported sole power to vote and dispose of 3,400,000 shares and shared power to vote and dispose of 2,089,064 shares.

(6)	Includes 42,994 shares issuable upon exercise of options exercisable within 60 days and restricted stock units that vested on February 15, 2019.

(7)	Resigned employment effective as of February 28, 2019.

(8)	Resigned employment effective as of January 1, 2019.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (CD&A) describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s “named executive officers” during the last completed fiscal year, and discusses the principles and decisions underlying our executive compensation policies and the most important factors relevant to an analysis of these decisions and policies.

Our Named Executive Officers in 2018

In accordance with the relevant rules and regulations promulgated by the SEC, our “named executive officers” include anyone who served as the CEO or CFO during 2018, and three other executive officers who had the highest total compensation during 2018. In addition, our named executive officers for 2018 include two former executives who left their roles during 2018 in connection with the spin-off.

These named executive officers for 2018 are as follows:

•	Mikael Bratt (President and CEO)

•	Jan Carlson (Former President and CEO)

•	Mats Backman (Former Executive Vice President, Finance and CFO)

•	Brad Murray (President, Asia)

•	Michael Hague (President, Europe)

•	Daniel Garceau (President, Americas)

•	Steven Fredin (Former Group Vice President, Business Development)

•	Karin Eliasson (Former Group Vice President, Human Resources and Sustainability)

Executive Summary

The following is a brief overview of the fiscal year 2018 compensation program for our named executive officers:

•

Total compensation for our named executive officers in 2018 generally consists of base salary, annual non-equity incentives, long-term equity incentives, retirement/pension related benefits, and other benefits.

•

On June 29, 2018, we completed the separation of our Passive Safety and Electronics businesses through a spin-off of the Electronics business to the Company’s stockholders, resulting in the Passive Safety business (the “Company” or “Autoliv”) and the Electronics business (“Veoneer”) being two separate publicly-traded companies (the “spin-off”).

•	In relation to the spin-off:

•	Mr. Carlson left his role as President and CEO of Autoliv and became the President and CEO of Veoneer,

•	Our Former President, Passive Safety Mr. Bratt was appointed as our President and CEO, and

•	Mr. Fredin and Ms. Eliasson entered into mutual separation agreements with the Company.

•	The spin-off impacted certain aspects of our compensation program, including as follows:

•

In connection with the spin-off, all outstanding stock options, restricted stock units (“RSUs”) and performance shares (“PSs”) were converted into adjusted stock options and RSUs relating to both shares of Autoliv and Veoneer. 50% (with certain limited exceptions due to local regulations) of the outstanding stock award value, as calculated immediately prior to the spin-off, was converted to a stock option or RSU, as applicable, of Veoneer, and 50% to a stock option or RSU, as applicable, of Autoliv, in each case with an adjustment to the number of shares and, in the case of stock options, exercise price, as required to preserve the value inherent in the stock award before and after the spin-off. PSs were converted to RSUs of both Autoliv and Veoneer as described above, with the number of PSs so converting determined based on the pro-ration: (i) for the period between the beginning of the performance period and December 31, 2017, the actual level of performance measured as of December 31, 2017; and (ii) for the period following December 31, 2017 and the last day of the applicable performance period, actual performance measured as of December 31, 2017, or target level performance, whichever was greater. For purposes of vesting for all awards, continued employment with or service to Autoliv or Veoneer, as applicable, will be treated as continued employment with or service to both Autoliv and Veoneer, as applicable.

•

The long-term equity incentive grants approved by the Board for 2018 consisted only of RSUs (as opposed to RSUs and PSs) due to the difficulty in setting performance targets during the year of the spin-off.

•

2018 annual non-equity incentive awards were calculated assuming target performance for the first half of the year and based on actual performance against goals relating to “Group Adjusted Operating Margin” (defined below) for the second half of the year.

•

Based on the 2018 compensation risk assessment, the Leadership Development and Compensation Committee (the “Compensation Committee”) concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Autoliv.

Compensation Philosophy

Our Compensation Philosophy for our executive management is set forth below.

Dimension	Description
Main Principles	The Company believes that to achieve its strategic and financial objectives, it is necessary to attract, motivate, and retain exceptional management talent. In addition, total compensation offered to our executive management should provide a shared responsibility for overall Company results which is aligned with the interests of the Company’s stockholders. Our compensation strategy is therefore based on principles of performance, competitiveness and fairness.
Compensation Objectives

To meet our compensation philosophy, the compensation programs we provide have the following objectives:

Objective A: Offer total compensation and benefits sufficient to attract, motivate, and retain the management talent necessary to ensure the Company’s continued success.

Objective B: Align the interests of the executives and the stockholders.

Objective C: Reward performance in a given year and over a sustained period using straightforward programs to communicate our performance expectations.

Objective D: Encourage company-wide cooperation among members of the executive, regional, and business unit management teams and throughout the Company.

Compensation Mix	The Company seeks a balanced distribution of fixed and variable incentive compensation elements over time by using several components of compensation. Total compensation for our named executive officers consists of base salary, annual non-equity incentives, long-term equity incentives, retirement/pension, and other benefits. The Company believes that a balanced compensation structure focuses our executive officers on increasing long-term stockholder value while providing fewer incentives for undue risk in the short-term.

Dimension	Description
Component 1 Base Salary

Supporting Objective A

Purpose: Provides a set level of pay warranted by position and sustained individual performance. A competitive base salary is important to attract and retain an appropriate caliber of talent for the position.

Component 2 Short-Term Incentive

Supporting Objectives A, B, C, & D

Purpose: Recognizes short-term performance against established annual financial performance goals and creates focus and engagement in delivering results.

Annual non-equity incentive awards are always capped and directly tied to the Company’s and/or its respective business segments’ performance.

Component 3 Stock Incentive	Supporting Objectives A, B, C & D Purpose: Provides our executive officers with incentives to build longer-term value for our stockholders while promoting retention of critical executives.
Component 4 Pension / Retirement and Other Benefits

Supporting Objective A

Purpose: Provides additional value for our executives by competitive and market- aligned benefits.

All newly hired or promoted senior executives participate in defined contribution plans rather than defined benefit plans (except certain senior executives that participate in location-specific defined benefits plans).

Market and Market Position	The Compensation Committee’s objective is to consider and, where appropriate, approximate the market median for base salaries as well as total direct compensation of the relevant market data primarily linked to the country in which the named executive officer is located. The Committee also may take a relevant international peer group comparison into account as a secondary input to compensation setting process.
How to Use Market Data

We consider the competitive environment of our significant operations and market locations to provide a compensation package that optimizes value to the participant and cost to the Company. The Compensation Committee and management believe that it is their responsibility to use discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on such factors as:

1. Individual performance and potential relative to market.

2. Long-term succession planning and talent management.

3. Business conditions in our industry or the market overall as well as business or regulatory conditions in the executive’s area of responsibility.

4. Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives.

Base Salaries

Initial base salaries are primarily a function of the Compensation Committee’s assessment of (i) market compensation levels, (ii) the references made to base salary in our compensation philosophy for executive management, (iii) the compensation required to attract and retain the executive, and (iv) the Company’s need to fill the position either internally or externally. Also, in deciding compensation levels during the compensation review at the beginning of 2018, one of the Compensation Committee’s objectives was for base salaries and total direct compensation to approximate the market median of the relevant market data linked to the country in which the named executive officer is located. As part of the 2018 compensation review in December 2017, the Compensation Committee increased base salaries for our named executive officers prior to the spin-off between 3% to 5%, consistent with general market practice. In relation to assignments during the spin-off, additional base salary adjustments were made for a limited number of named executive officers as described in section “Additional 2018 Compensation Decisions” below.

Non-Equity Incentives

Members of our executive management team, including our named executive officers, are eligible to earn an annual non-equity incentive award based on achievement against pre-established performance criteria. Target payout amounts are reflected as a percentage of the executive’s base salary, as set forth in the following table.

Annual Non-Equity Incentive Opportunity for Our Named Executive Officers in 2018
Named Executive Officer	Incentive as a % of Base Salary
	Threshold	Target	Maximum
Mikael Bratt[1]	0%	50%	100%
Jan Carlson	0%	75%	150%
Mats Backman	0%	45%	90%
Brad Murray[1]	0%	45%	90%
Michael Hague[1]	0%	45%	90%
Daniel Garceau[1]	0%	45%	90%
Steven Fredin	0%	45%	90%
Karin Eliasson	0%	35%	70%

(1)

In connection with the new assignments following the spin-off, the target non-equity incentive opportunity for Mr. Bratt increased from 45% to 50%, for Mr. Murray from 38.71% to 45% and for Messrs. Hague and Garceau from 35% to 45%.

Our annual non-equity incentive award program used a single performance criterion for many years – “Group Operating Income”. The Company believes that using a limited number of established measures critical for the success of our business provides clear direction to our executives and promotes our goal of a “one Autoliv” approach through shared responsibility for overall results. In addition, the Company believes that a limited number of performance metrics enhances the transparency of our annual incentive program and provides easy-to-understand information to our investors. Finally, we believe that a limited number of metrics based on overall company performance rather than individual or local performance mitigates the risk of excessive risk-taking that could arise from individual performance-based incentives. We still believe this simple, transparent approach supports good corporate governance, a belief that is evidenced by the program operating with limited changes for several years.

The Company, however, recognizes that using a limited number of performance metrics has limitations. For instance, when the overall market for the Company’s products is impacted by extraordinary economic circumstances, a single performance metric based on profit may result in no annual non-equity incentive awards being attainable, even if the Company out-performs its competitors and the overall market generally. Similarly, extraordinary, non-recurring events may also impact whether annual non-equity incentive awards are attained or not, resulting in unintended incentives for management.

Due to the difficulty in setting performance targets in 2018 in light of the spin-off, the Compensation Committee approved that annual non-equity incentive awards for 2018 would be:

•	deemed to be at the target payout level, without performance targets being set, for the 6-month period between January 1 – June 30, 2018, and

•

calculated based on actual performance against targets set after the spin-off for “Adjusted Operating Margin” for the 12-month period between January 1 – December 31, 2018 for the Company, pro-rated for the six-month period of July 1 – December 31.

“Adjusted Operating Margin” is a non-U.S. GAAP measure consisting of the Company’s Adjusted Operating Income in relation to the Company’s net sales. Adjusted Operating Income consists of the Company’s reported U.S. GAAP operating income adjusted for costs related to capacity alignment, antitrust related matters and separation of our business segments due to the spin-off. For a reconciliation of the Company’s Adjusted Operating Income and Adjusting Operating Margin see Annex A. The Compensation Committee chose Adjusted Operating Margin as the sole metric as it believed it would best align performance with shareholder returns in the year of the spin-off.

Payments on Adjusted Operating Margin achievement:

•	No annual incentive payment if the Adjusted Operating Margin was equal to or less than 10.9%.

•	If the Adjusted Operating Margin was equal to or more than 11.9%, the incentive payment would be equal to two times the target amount for the respective performance period, the maximum payout.

•	If the Adjusted Operating Margin was between 10.9% and 11.9%, the incentive payment would be calculated through linear interpolation (“along a straight line”) between said levels.

Actual Adjusted Operating Margin for 2018 was 10.5% and therefore there was no payout for the second half of 2018. The full year payout level was 50% of the target incentive opportunity for named executive officers due to the target level payout for the first half of 2018.

Actual Non-Equity Incentive Award Levels

Over the last several years, the amount of the non-equity incentive awards earned by our named executive officers has varied greatly, as reflected in the table below.

Actual Pay-Out Annual Non-Equity Incentive Program
Year	Messrs. Bratt, Murray, Hague and Garceau	Messrs. Backman, Carlson and Fredin and Ms. Eliasson
2018	0.50 x target	0.50 x target
2017	0.89 x target	1.00 x target
2016	1.55 x target	1.55 x target

The Compensation Committee may exercise its discretion, subject to the terms and conditions of the Company’s compensation plans, to propose certain adjustments to performance metrics. The Compensation Committee did not exercise such discretion in 2018.

Changes to Non-Equity Incentive Program. For information regarding the changes we implemented to our Non-Equity Incentive Program in 2019, see “Material Changes to 2019 Compensation Program” later in this CD&A.

Equity Incentives

Long-term equity incentives (LTI) for our named executive officers and other key employees represents a significant part of their total direct compensation. In 2018, the LTI program had 401 participants, compared to 374 participants in 2017 and 334 participants in 2016. The 2018 LTI participants included employees who, after the spin-off, are now Veoneer employees. The number of 2019 LTI participants decreased as a result of the spin-off.

In 2016 and 2017, the approved target value of our named executive officers’ LTI mix was comprised of PSs (50%) and RSUs (50%). In connection with the spin-off, these awards were converted to Autoliv RSUs and Veoneer RSUs (as described earlier in this CD&A). For 2018, the Compensation Committee only granted RSUs (100%) due to the difficulty of setting performance targets during the year in which the spin-off was completed.

Equity incentives granted in 2019 once again consist of both RSUs and PSs. The Compensation Committee determined 2018 grant levels by first reviewing competitive market pay levels and trends provided by its independent consultant, historical grant levels, and the recommendations of our CEO for grants to senior executives excluding himself (for more information, please refer to the “2018 Executive Compensation Decisions” section below). The Compensation Committee also considered the total direct compensation of our named executive officers relative to the median levels of total direct compensation of our peer groups, subject to any modifications the Compensation Committee believed appropriate based on individual performance, industry conditions, and other criteria as discussed in the “Compensation Philosophy” above. The Compensation Committee delegated to the CEO the authority for the determination and allocation of certain grants below our named executive officers, subject to established grant limits and the Committee’s review.

Restricted Stock Units (“RSUs”). We believe that RSUs provide a powerful tool to retain valuable executives because:

•	RSUs are easy to understand and communicate;

•	Due to the three-year vesting schedule, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value; and

•	RSUs also mitigate excessive risk-taking by focusing management on long-term value creation and ownership accumulation that provides alignment with stockholders.

RSUs granted in 2018 cliff-vest on the third anniversary of the grant date, subject to the grantee’s continued employment with the Company on such vesting date, subject to limited exceptions.

Performance Shares (“PSs”). We believe that PSs focus and direct the efforts of our executives toward the attainment of critical multi-year corporate objectives as well as further encourage employment retention because:

•	The performance metrics selected for the PSs are reflected in our long-term value creation; and

•	Due to the three-year performance period, PSs parallel the RSUs in encouraging the executive to stay with the Company or forfeit potential significant accumulated value.

Dividend Equivalents. Commencing with the February 2017 grant, dividend equivalent rights were introduced for PSs and RSUs. Any cash dividend paid with respect to our common stock for which the record date occurs on or after the grant date and the payment date occurs on or before the vesting date results in a credit of additional PSs and RSUs, which additional PSs and RSUs are subject to the same vesting schedule as the underlying PSs and RSUs.

How We Value Equity Awards. For accounting purposes and when internally assessing and communicating equity compensation, we use a model which assumes that the value of an RSU and a PS at target performance level is the closing price for a share of our common stock on the NYSE on the day of the grant.

Annual Grant Date. The annual grant date for our stock incentive program is in the first quarter of the fiscal year, following publication of our fourth quarter financial results. This is done to enhance corporate governance procedures and to avoid unintended burdens to participants because of routine “black-out periods.”

Treatment of Outstanding Equity Awards in Connection with the Spin-Off. In connection with the spin-off, the Compensation Committee approved the following adjustment and conversion approach for outstanding stock awards:

•

50% of the outstanding value of all outstanding stock options, RSUs, and PSs were converted to Autoliv grants and the remaining 50% are Veoneer grants (with certain limited exceptions due to local regulations), in each case with an adjustment to the number of shares and, in the case of stock options, exercise price, as required to preserve the value inherent in the stock award before and after the spin-off.

•

The conversion prices used in calculating value before and after conversion were the average of the closing per share price of Autoliv shares during the five trading days immediately preceding the spin-off effective date in comparison to the average of the closing per share price of Autoliv shares or Veoneer shares, respectively, during the first five trading days immediately following the spin-off effective date.

•

PSs were converted to RSUs as described above, with the number of PSs so converting determined based on a proration: (i) for the period between the beginning of the performance period and December 31, 2017, the actual level of performance measured as of December 31, 2017; and (ii) for the period following December 31, 2017 and the last day of the applicable performance period, actual performance measured as of December 31, 2017, or target level performance, whichever was greater

For purposes of vesting for all awards, continued employment with or service to Autoliv or Veoneer, as applicable, will be treated as continued employment with or service to both Autoliv and Veoneer, as applicable.

The targets for outstanding PSs granted during 2016 and 2017 were as follows:

2016 PSs

	Performance Period	Threshold No Payout	Target payout 100%	Max payout 200%
Sales Growth (CAGR)(1)(4)	2016-2018	0%	5%	8%
Company EPS Growth(4) (CAGR) in relation to Light Vehicle Production (LVP) Growth (CAGR) (2)(3)	2016-2018	Same as LVP Growth	LVP Growth +2 percentage points	LVP Growth + 4 percentage points

Based on the conversion approach described above and Sales Growth of 7.2% and Company EPS Growth of. LVP Growth plus 2 percentage points, the Compensation Committee approved a performance conversion factor of 137% (of the target level) for the conversion of outstanding 2016 PSs to RSUs. The converted RSUs vested and converted to shares on the 3rd anniversary of the date of grant, subject to the executive’s continued service with Autoliv on such date (with certain limited exceptions).

2017 PSs

	Performance Period	Threshold No Payout	Target payout 100%	Max payout 200%
Sales Growth (CAGR)(1)(4)	2017-2019	2%	7%	12%
Company EPS Growth(4) (CAGR) in relation to Light Vehicle Production (LVP) Growth (CAGR)(2)(3)	2017-2019	Same as LVP Growth	LVP Growth +5 percentage points	LVP Growth + 10 percentage points

Based on the conversion approach described above and Sales Growth of 2.7% and Company EPS Growth vs. LVP Growth that did not meet the threshold for payout, the Compensation Committee approved a performance conversion factor of 69% (of the target level) for the conversion of outstanding 2017 PSs to RSUs. The converted RSUs will vest and convert to shares on the 3rd anniversary of the date of grant, subject to the executive’s continued service with Autoliv on such date (with certain limited exceptions).

(1)

“Sales” is a non-U.S. GAAP measure consisting of the Company’s reported annual net sales, as reported in the Company’s audited financial statements for the relevant year, adjusted to exclude the impact of foreign currency translations. “Sales Growth” is a non-U.S. GAAP measure consisting of the compound annual growth rate (CAGR), expressed as a percentage, of Sales over the Performance Period, calculated with a beginning value of the Company’s Sales for the year prior to the first year of the Performance Period and an ending value equal to the Company’s Sales for the last year of the Performance Period.

(2)

“Company EPS” is a non-U.S. GAAP measure consisting of the Company’s “Earnings per common share – assuming dilution” as reported in the Company’s audited financial statements for the relevant year adjusted, if applicable, to exclude the impact of foreign currency translations, and costs for capacity alignment. “Company EPS Growth” is a non-U.S. GAAP measure consisting of the CAGR, expressed as a percentage, of Company EPS over the Performance Period, calculated with a beginning value of the Company EPS for the year prior to the first year of the Performance Period and an ending value equal to the Company EPS for the last year of the Performance Period. “Light Vehicle Production Growth” shall mean the CAGR for global light vehicle production, calculated with a beginning value reported for the year prior to the first year of the Performance Period and an ending value for the last year of the Performance Period using the information reported in IHS “Automotive Global Light Vehicle Production Forecast” to be released in January of the year following the last year of the Performance Period.

(3)	For the calculation of Company EPS Growth, the Compensation Committee approved additional non-U.S. GAAP adjustments related to a 2017 goodwill impairment and the costs related to the spin-off.

(4)	“Sales”, “Sales Growth”, “Company EPS” and “Company EPS Growth” are non-U.S. GAAP Measures. For a reconciliation of these measures see Annex A.

Changes to LTI Program. For information regarding the changes we implemented to our Long-Term Incentive Program in 2019, see “Material Changes to 2019 Compensation Program” later in this CD&A.

Pension / Retirement and Other Post-Employment Benefits

Autoliv provides certain supplemental retirement/pension and other post-employment benefits, in addition to the mandatory programs required by applicable national statutes, and maintains defined benefit or defined contribution plans for our named executive officers that are competitive with customary local practice. The programs’ terms are as follows:

Defined Contribution Programs (individual retirement investment from Company contributions). Since 2007, all newly hired senior executives participate only in defined contribution plans rather than defined benefit plans (except for certain senior executives that participate in location-specific defined benefit plans, e.g. Messrs. Murray and Fredin).

The Company contributes a percentage of each executive’s annual base salary to the plan, as follows:

Retirement – Defined Contribution Level
Name	Level of Contribution
Mikael Bratt	40% of base salary
Jan Carlson	48% of base salary
Mats Backman	35% of base salary
Brad Murray[1]	See below description about 401(k) plan and “Nonqualified Deferred Compensation” table
Michael Hague[2]
Daniel Garceau[1]
Steven Fredin[1]
Karin Eliasson	35% of base salary

(1)	Comprises contributions to both 401(k) and non-qualified contribution plans for Messrs. Murray, Garceau, and Fredin.

(2)	Comprises contributions to 401(k) for Mr. Hague.

Messrs. Murray, Hague, Garceau, and Fredin participated in a 401(k) plan available to U.S.-based employees in 2018. Under this plan, the Company makes an employer matching contribution equal to 100% of the first 3%, and then equal to 50% of the next 2% of employee contributions (expressed as percentage of base pay), up to certain limits. Messrs. Murray, Garceau, and Fredin also participated in a non-qualified defined contribution plan.

Defined Benefits Program. Mr. Carlson participated in a Company defined benefit plan prior to becoming CEO. Messrs. Murray and Fredin participate in a U.S. tax-qualified defined benefit plan and an excess pension plan. Mr. Fredin participated in a supplemental defined benefit plan. Additional information regarding these plans is described later under “Pension Benefits.” Other than Messrs. Carlson, Murray, and Fredin, none of our named executive officers are parties to a defined benefit arrangement with the Company.

Retiree Medical Plan. Messrs. Murray and Fredin are eligible to participate in a retiree medical plan, available to all employees employed in the U.S. that were hired prior to January 1, 2004, at which time the plan was frozen to new participants. Effective from December 31, 2014, the retirement arrangement was adjusted so that eligible participants, including Messrs. Murray and Fredin, are covered by a Health Retirement Account (“HRA”), pursuant to which, upon attaining age 55 and a minimum of 15 years of service, the Company will provide an annual benefit of $3,000 to an HRA upon retirement prior to age 65 and an annual benefit of $875 to an HRA after age 65. This annual benefit will be reduced if the participant retires prior to age 60. This plan may be terminated at any time for both current employees and current retirees/participants with no obligation of benefit payout.

Termination / Severance Agreements. Except for Mr. Murray, each of our named executive officers has an employment agreement with the Company, pursuant to which they are entitled to certain severance benefits in the event of termination of employment. A detailed summary of the terms of these agreements is provided on page 47 of this Proxy Statement. Mr. Murray has an international assignment agreement that provides certain terms of employment and he has a change-in-control (“CiC”) severance agreement with the Company, pursuant to which he is entitled to certain severance benefits in the event of his termination of employment in connection with a CiC. In December 2010, the Board approved a policy limiting future CiC agreements to a “double-trigger” arrangement, which means that the severance benefit is not provided unless the participant incurs an involuntary termination or diminution of duties within a designated period following a CiC. Mr. Murray’s CiC agreement is consistent with this policy. In addition, in November 2011, the Board approved a policy providing that new hires will receive CiC severance benefits, if at all, in accordance with local market practice, as opposed to all officers receiving the same CiC severance benefits by reason of being an officer. The “change-in-control” definition contained in the 1997 Plan and Mr. Murray’s CiC severance arrangement are predicated on actual consummation of a corporate transaction, such as a merger, rather than upon stockholder approval of the transaction. This avoids an inadvertent “early trigger” of any CiC provisions should the transaction fail to close.

The 1997 Plan provides that outstanding equity awards will become fully vested upon the occurrence of a CiC. However, the Compensation Committee approved a “double-trigger” for LTI awards granted in 2019, such that the awards assumed by the acquiring company in a CiC will become fully vested only upon the holder’s subsequent qualifying termination. If the awards are not assumed by the acquiring entity, then they will become fully vested upon the CiC.

We do not provide tax gross-up protection for CiC excise taxes (i.e., U.S. taxes under Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”) applied to change-in-control payments that exceed certain amounts under Section 280G) to our named executive officers.

Executive Compensation Responsibilities

Role of the Compensation Committee

The Compensation Committee annually reviews our named executive officers’ pay levels and target incentive opportunities versus the competitive market and considers information provided by (i) the consultants regarding trends, (ii) input from the Executive Vice President, Human Resources and Sustainability, (iii) the CEO’s recommendations as to compensation for our named executive officers (other than himself), and (iv) other relevant factors as discussed above in the “Compensation Philosophy” section.

Role of the Independent Compensation Committee Consultant

The Compensation Committee regularly engages an independent advisor, who reports directly to the Compensation Committee. The independent advisor attends routine meetings of the Compensation Committee and provides independent perspective and advice to the Compensation Committee on various aspects of the Company’s total compensation system and the market environment in which the Company operates. Additional information regarding the role of the Compensation Committee’s advisor, FW Cook, may be found later in this CD&A in the “2018 Executive Compensation Decisions” section.

Role of the Management Consultant

Management periodically solicits the advice of external compensation consultants to ensure that the Company’s compensation program is competitive with compensation programs offered by the companies in its peer group and companies in the markets in which the named executive officers are located. In setting the compensation at the beginning of 2018, Willis Towers Watson assisted management with reviewing the Company’s compensation program for executives, as described in more detail below.

Role of the Chief Executive Officer

Our CEO regularly participates in the meetings of the Compensation Committee. The CEO and Executive Vice President, Human Resources and Sustainability work together to develop a recommendation to present to the Compensation Committee with respect to compensation packages for each of our named executive officers, other than the CEO. As a result, our CEO generally has a significant influence on the compensation paid to the other named executive officers. In addition, the Compensation Committee has delegated the authority for the determination of certain grants to employees other than executive officers under our long-term incentive plan to the CEO, subject to established grant limits. The Compensation Committee regularly holds executive sessions, excusing the CEO from the meeting, to discuss matters related to the CEO’s compensation.

Policies and Practices that Govern Executive Compensation at Autoliv

Stock Ownership Guidelines. Effective January 1, 2013, and as amended and restated in December 2015, the Company adopted stock ownership guidelines for its executive officers. Pursuant to these guidelines, each executive officer is expected to accumulate and hold shares of Company common stock having a value at least equal to (i) 2x his annual base salary, in the case of the CEO, and (ii) 1x annual base salary, in the case of each executive other than the CEO. Executives are expected to make continuous progress toward their respective ownership requirements. Until the executive has satisfied the stock ownership guidelines, he or she will be required to retain 75% of the net shares received upon settlement of restricted stock units granted on or after January 1, 2013. For purposes of these stock ownership guidelines, “net shares” are those shares held by the executive after deducting any shares withheld by the Company or sold by the executive for the sole purpose of satisfying the executive’s tax liabilities and related fees, if any, related to the settlement event.

Policy Against Hedging, Short-Selling and Pledging. Any employee or non-employee director holding Autoliv securities is prohibited from engaging in hedging, short-selling, or pledging.

Compensation Recoupment Policy. Our Board is authorized to recoup earned incentive compensation in the event of a material restatement of the Company’s financial results due to fraud, intentional misconduct, negligence, or dereliction of duties by the executive officer. It is also authorized to recoup equity compensation in the event an executive is found acting in a manner that is harmful to the interests of the Company such as a violation of Company policy.

Compensation Risk Assessment

The Compensation Committee annually considers potential risks when reviewing and approving our compensation program. We have designed our compensation program, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our compensation program for executive officers:

•

A Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of base salary, annual cash incentives, long-term equity incentives, and retirement/pension provisions, representing a mix that is not overly weighted toward short-term cash incentives.

•

Performance Factors – Our group-common incentive compensation plans normally use Company-wide goals. Annual cash incentives for participants in 2018 depend on Operating Income Margin performance. The Company eliminated performance shares only in 2018 due to difficulties linked to target setting when splitting its operations into two separate listed companies.

•	Long-term Incentives – Our long-term incentives are equity-based and generally have a three-year vesting schedule to complement our annual cash-based incentives.

•	Capped Incentive Awards – Annual incentive awards are capped at 200% of target.

•	Stock Ownership Guidelines – Our guidelines call for meaningful share ownership, which aligns the interests of our executive officers with the long-term interests of our stockholders.

•

Compensation Recoupment Policy – Our Board is authorized to recoup earned incentive compensation in the event of a material restatement of the Company’s financial results due to fraud, intentional misconduct, negligence, or dereliction of duties by the executive officer. It is also authorized to recoup equity compensation in the event an executive is found acting in a manner that is harmful to the interests of the Company such as a violation of Company policy.

Additionally, the Compensation Committee annually considers an assessment of compensation-related risks including an inventory of incentive and commission arrangements below the executive level. Based on this assessment, the Compensation Committee concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on Autoliv. In making this determination, the Compensation Committee reviewed the key design elements of our compensation program in relation to industry “best practices” as presented by FW Cook, the Compensation Committee’s independent compensation consultant, as well as how any potential risks may be mitigated, such as through our internal controls and oversight by management and the Board of Directors.

2018 Executive Compensation Decisions

The Process

The total compensation of our named executive officers is reviewed annually. The Compensation Committee considers changes in the compensation levels after it reviews the relevant peer group or local market data (per position). The Compensation Committee uses this information as one input in its decision-making process. In addition to market data, the Compensation Committee also reviews the Company’s financial performance, the named executive officers’ individual performance, input from the Executive Vice President, Human Resources, and the recommendations of the CEO with respect to the compensation packages for the named executive officers other than himself. The Compensation Committee reviews, provides feedback, and approves the final recommendations for the compensation of our named executive officers.

The Compensation Committee reviewed and decided on the 2018 compensation for our executives prior to the spin-off during its meeting held in December 2017. The review was supported by the comprehensive analysis and market review prepared by Towers Watson. Additionally, the Compensation Committee reviewed the compensation for our executives in relation to assignments to new roles following the spin-off. Mr. Carlson received no special payments from the Company in relation to his resignation from the Company in conjunction with his assumption of the role of Chief Executive Officer of Veoneer.

The Advisors

Throughout the decision-making process for 2018 compensation, which included the Compensation Committee’s December 2017 meeting and all 2018 meetings, the Compensation Committee engaged FW Cook who reported directly to the Compensation Committee. During 2018, FW Cook attended most of the Compensation Committee’s meetings and provided input for each meeting, including:

(i)	independent perspective and advice to the Compensation Committee on various aspects of the Company’s total compensation system;

(ii)	information about the market environments in which the Company operates, including guidance regarding compensation trends, compensation levels and compensation mix within the market;

(iii)	the regulatory developments in executive and director compensation;

(iv)	recommendations regarding program design and structure;

(v)	recommendations regarding compensation levels and mix for our executive officers and Board members; and

(vi)	recommendations regarding compensation arrangements and conversion of outstanding stock incentive programs in relation to the spin-off.

FW Cook did not provide any additional services to the Company other than those described herein.

In 2017, the Company engaged Willis Towers Watson to assist in setting the compensation for 2018. At the direction of management, Towers Watson was assigned specific tasks related to the compensation of our senior executive officers, including: (i) review of peer group and pay changes in the 2017 employment market, (ii) compilation of peer groups for our named executive officers, and (iii) compensation analysis for the Compensation Committee.

The Peer Groups

In line with the principles of our compensation philosophy applicable as of December 2017 for the compensation review of our named executive officers, the Compensation Committee reviewed the most current compensation data available in selected markets, including market data from Sweden and the U.S. Willis Towers Watson used its proprietary non-disclosed compensation database to assess local market compensation levels for executive roles operating within the general, high-tech, automotive, and manufacturing industries. Such market assessments are based on our named executive officers’ roles, characteristics, and responsibilities including job function, reporting level, and other organizational financial and organizational scope measures, including revenue responsibility, employees, and geographical responsibility. The market data contained information regarding the assessed level of base salary, total cash compensation, total direct compensation, and total compensation.

Swedish Peer Group

Messrs. Bratt, Backman, and Carlson, and Ms. Eliasson. In considering compensation for 2018 for our named executive officers based in Sweden, the Compensation Committee reviewed, among other factors, market data (base salary, total target cash compensation, total direct compensation, and total compensation) from a peer group consisting of large-cap Swedish companies that have global industrial operations of substantial size in major manufacturing markets of North America, Europe, and Asia (the “Swedish Peer Group”) headquartered in Sweden and with executives based in Sweden with Swedish employment conditions. The Swedish Peer Group for 2018 consisted of the following companies:

AB Volvo	Scania AB	Assa Abloy AB	Skanska AB	Sandvik AB
Telefonaktiebolaget LM Ericsson	Atlas Copco AB	SSAB AB	AB Electrolux	SKF AB
Volvo Car AB	Stora Enso Oyj	Husqvarna AB	Alfa Laval AB

U.S. Peer Group

Mr. Fredin. In considering Mr. Fredin’s compensation for 2018, the Compensation Committee reviewed, among other factors, market data (base salary, total target cash compensation, total direct compensation, and total compensation) from a peer group consisting of U.S. companies that were selected based on market capitalization, total revenue, and number of employees.

The companies comprising the 2018 U.S. Peer Group are listed below:

Johnson Controls International	Textron Inc.	Dana Incorporated
Northrop Grumman Corporation	Parker Hannifin Corporation	Rockwell Automation Inc.
Whirlpool Corporation	Stanley Black & Decker Inc.	Rockwell Collins Inc.
Eaton Corporation	L3 Technologies Inc.	Harris Corporation
Faurecia S.A.	BorgWarner Inc.	Terex Corporation
Lear Corporation	Harman International	Trinity Industries Inc.
Jabil Inc.	Spirit AeroSystems Holdings	The Timken Company
ZF TRW Automotive Holdings	Oshkosh Corporation	SPX Corporation

Decisions for 2018 Compensation

The following section of this CD&A focuses on the decisions linked to compensation paid to our named executive officers for 2018.

The Compensation Committee reviews the compensation for the executives taking internal, external, and personal factors into consideration and one of the factors considered is the current market position of respective named executive officers. Although the analysis provides additional input to decision making, the Company is aware that the limited number of peer group companies in Sweden and potential changes made to peer groups based on data availability may result in inconsistencies in year-over-year analysis.

The percentage changes in each element of compensation set forth below reflect the Compensation Committee’s decisions in December 2017.

Mikael Bratt. Pursuant to the December 2017 analysis provided by Towers Watson, Mr. Bratt’s:

•	base salary increased by 3.0% (in Swedish Kronor);

•	target non-equity incentive level (as % of base salary) and the associated cap remained unchanged;

•	approved grant value for stock incentive program participation remained unchanged (in USD); and

•	retirement plan contribution level (as % of base salary) remained unchanged.

In addition to the annual compensation review described above as President, Passive Safety, Mr. Bratt entered into a new employment agreement with the Company as of July 1,2018, as President and CEO, and his compensation was reviewed. Further details about his new contractual conditions are described under the section “Additional 2018 Compensation Decisions”.

Jan Carlson. Pursuant to the December 2017 analysis provided by Towers Watson, Mr. Carlson’s:

•	base salary increased by 4.0% (in Swedish Kronor);

•	target non-equity incentive level (as % of base salary) and the associated cap remained unchanged;

•	approved grant value for stock incentive program participation increased by 4.0% (in USD); and

•	retirement plan contribution level (as % of base salary) remained unchanged.

Mats Backman. Pursuant to the December 2017 analysis provided by Towers Watson, Mr. Backman’s:

•	base salary increased by 4.0% (in Swedish Kronor);

•	target non-equity incentive level (as % of base salary) and the associated cap remained unchanged;

•	approved grant value for stock incentive program participation remained unchanged (in USD); and

•	retirement plan contribution level (as % of base salary) remained unchanged.

Steven Fredin. Pursuant to the December 2017 analysis provided by Towers Watson, Mr. Fredin’s:

•	base salary increased by 3.0% (in USD);

•	target non-equity incentive level (as % of base salary) and the associated cap remained unchanged;

•	approved grant value for stock incentive program participation remained unchanged (in USD); and

•	retirement plan contributions and defined benefit plan components remained unchanged.

Karin Eliasson. Pursuant to the December 2017 analysis provided by Towers Watson, Ms. Eliasson’s:

•	base salary increased by 5.0% (in Swedish Kronor);

•	target non-equity incentive level (as % of base salary) and the associated cap remained unchanged;

•	approved grant value for stock incentive program participation remained unchanged (in USD); and

•	retirement plan contribution level (as % of base salary) remained unchanged.

Messrs. Murray, Hague and Garceau were not executive officers during the Compensation Committee’s December 2017 compensation review and, accordingly, were not included in its compensation review by the Compensation Committee. Their 2018 compensation was determined within the Senior Management compensation review process. The Compensation Committee reviewed their compensation at the time of their promotion to executive roles and made limited adjustments to their compensation at that time as described in “Additional 2018 Compensation Decisions”.

Additional 2018 Compensation Decisions

Mr. Bratt’s New Employment Arrangement

As described above, Mr. Bratt entered into a new employment agreement with the Company upon promotion to President and CEO of the Company following the spin-off. In determining the compensation for Mr. Bratt, the Compensation Committee considered the market data available, as well as his current compensation.

Pursuant to the terms of Mr. Bratt’s employment agreement with the Company, he has an annual base salary of $1,003,233 (equivalent to an increase of 40% in comparison to his pre-assignment base salary), a target short-term incentive of 50% of his base salary (increased from 45%), eligibility to participate in the stock incentive plan and a defined contribution retirement benefit equivalent to 40% of his base salary (increased from 35%). For additional information regarding other benefits, see footnote 4 to the Summary Compensation Table. For information regarding Mr. Bratt’s severance benefits under his employment agreement, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.

Mr. Murray’s New International Assignment Arrangement

Pursuant to the terms of Mr. Murray’s international assignment agreement with the Company ending March 31, 2020, he has an annual base salary of $414,099, a foreign service allowance of net $222,119, a target short-term incentive of 45% of his base salary, eligibility to participate in the stock incentive plan, eligibility for international assignment benefits, and eligibility to participate in defined benefit and defined contribution retirement and pension plans as he was eligible before the assignment (all components of compensation and benefits remained unchanged in comparison to pre-assignment levels except for an increase of target short-term incentive level from 38.71% of base salary). Mr. Murray’s international assignment agreement provides that his income will be tax equalized between Japan and the US according to the Company’s practices. Mr. Murray and the Company have agreed to determine a method of implementing a similar tax equalization in the event Mr. Murray becomes subject to inheritance tax in Japan due to his service with the Company. For additional information regarding other benefits, see footnote 4 to the Summary Compensation Table. For information regarding Mr. Murray’s severance benefits under his employment agreement, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.

Mr. Hague’s New Employment Arrangement

Pursuant to the terms of Mr. Hague’s employment agreement with the Company, he has an annual base salary of $532,510, a retirement replacement allowance equivalent to 25% of his base salary (both remained unchanged in comparison to his pre-assignment fixed compensation), a target short-term incentive of 45% of his base salary (increased from 35%), eligibility to participate in the stock incentive plan, defined contribution retirement benefit, and some additional mobility related benefits. For additional information regarding other benefits, see footnote 4 to the Summary Compensation Table. For information regarding Mr. Hague’s severance benefits under his employment agreement, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement. Mr. Hague is eligible for tax equalization of his income between the U.S. and Germany.

Mr. Garceau’s New Employment Arrangement

Pursuant to the terms of Mr. Garceau’s employment agreement with the Company, he has an annual base salary of $502,138 (equivalent to an increase of 4% in comparison to his pre-assignment base salary), a target short-term incentive of 45% of his base salary (increased from 35%), eligibility to participate in the stock incentive plan and defined contribution retirement benefits. For additional information regarding other benefits, see footnote 4 to the Summary Compensation Table. For information regarding Mr. Garceau’s severance benefits under his employment agreement, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.

Severance Arrangements with Mr. Fredin and Ms. Eliasson

During 2018, the Company entered into mutual separation agreements with each of Mr. Fredin and Ms. Eliasson. For information regarding the severance benefits provided under these agreements, see the “Potential Payments Upon Termination or Change in Control” section later in this Proxy Statement.

2018 Additional Benefits

The Company’s executive compensation program also includes certain retirement / pension benefits (see page 45 of this Proxy Statement) and certain other items of compensation, such as a company car. The Compensation Committee believes these benefits are appropriate for each of our named executive officers.

Results of Say-on-Pay

At our 2018 annual meeting of stockholders held on May 8, 2018, approximately 83.5% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 15.3% voted against (with approximately 3% abstaining). In considering the results of this most recent advisory vote on executive compensation, the Compensation Committee concluded that the stockholder vote continues to reflect favorable stockholder support of the compensation paid to our named executive officers and the compensation philosophy and objectives of the Company.

At the annual meeting of stockholders on May 9, 2017, our stockholders expressed a preference that advisory votes on executive compensation occur every year. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executives, which will occur at the 2023 annual meeting.

Material Changes to 2019 Compensation Program

The Compensation Committee made certain changes to our 2019 compensation program as summarized below:

•	The annual non-equity incentive award program award will be based on adjusted cash conversion (50%) and adjusted operating margin (50%).

•	In February 2019, we re-introduced PSs. 75% of the value of our named executive officers 2019 LTI grant is comprised of PSs and 25% of RSUs.

•

Our named executive officers may earn 0%-200% of the target number of PSs based on the Company’s achievement of specified targets for the Company’s new order intake (35%) and EPS growth in relation to light vehicle production (“LVP”) growth (65%).

•

To further enhance our governance practices, the Compensation Committee approved a double-trigger CiC acceleration provision in the 2019 LTI grants (instead of the single-trigger acceleration provision included in previous grants). Specifically, (i) in the event of a CiC in which the LTI awards are assumed by the surviving entity, if the employee’s employment is terminated without cause (or, in certain cases, if he or she resigns for good reason) within two years following the CiC, then the RSUs and PSs will become immediately vested (at the target level, in the case of PSs); and (ii) in the event of a CiC in which the awards are not assumed by the surviving entity, then the RSUs and PSs will become immediately vested (at the target level, in the case of the PSs).

Currencies for Executive Compensation

The Company generally sets cash-based compensation (including for all our named executive officers) in the local currency of the country of service with limited exceptions. Accordingly, the Company set compensation in Swedish kronor (“SEK”) for Messrs. Bratt, Backman, Carlson, and Ms. Eliasson, and in U.S. dollars (“USD”) for Messrs. Murray, Hague, Garceau, and Fredin, except for the annual target grant value of the LTI awards for which the compensation is set in USD for all our named executive officers. All amounts have been converted to USD using the following exchange rate: 1 USD = 8.971 SEK = 0.8731 EUR. For historic numbers, we have converted the compensation paid in prior years by the same exchange rate to facilitate comparison. While the historic amounts paid do not change, amounts reflecting historic figures in this Proxy Statement may differ significantly from disclosure in previous years due to fluctuations in exchange rates. We also note that the exchange rate prevailing at the time of the Compensation Committee’s review of compensation may vary significantly from the exchange rates prevailing at the time this Proxy Statement is prepared. As a result, the year-to-year percentage changes in compensation reviewed and approved by the Compensation Committee may differ significantly from the percentage changes in compensation presented in this Proxy Statement due to fluctuations in exchange rates.

Summary Compensation Table (1)

The following table shows information concerning the annual compensation for services provided by our named executive officers in the fiscal years ended December 31 in the periods 2016, 2017 and 2018.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $ (2)	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Non qualified Deferred Compensation Earnings $ (3)	All Other Compensation $ (4)	TOTAL ($)
Mkael Bratt President and CEO	2018	875,957(5)	-	371,289	161,199	-	348,527	1,756,973
	2017	695,575	-	371,392	278,578	-	273,664	1,619,208
	2016	445,881	501,616	234,871	311,002	-	160,195	1,653,566

Jan Carlson Former President and CEO	2018	986,646(5)	-	1,193,174(7)	526,679	7,482	458,163	3,172,146
	2017	1,569,234	-	991,155	1,012,845	17.046	697,164	4,287,444
	2016	1.396,118	-	938,247	1,495,152	30,962	658,486	4,518,967

Mats Backman Former CFO, Executive VP Finance	2018	626,945	-	371,289	141,063	-	554,276	1,693,572
	2017	602,831	-	371,392	271,274	-	230,029	1,475,526
	2016	386,430	-	234,871	269,535	-	173,795	1,064,631

Brad Murray (6) Presiden, Asia	2018	414,099	-	141,504	86,661	155,900	492,523	1,290,688

Michael Hague (6) President, Europe	2018	504,858	-	125,040	93,189	-	351,049	1,074,136

Dan Garceau (6) President, Americas	2018	492,109	-	125,040	84,494	-	85,389	787,032

Steven Fredin Former Group VP. Business Development	2018	616,432	-	371,289	138,697	211,000	3,062,917	4,400,335
	2017	598,478	-	371,392	269,315	706,100	296,882	2,242,167
	2016	578,240	-	351,545	403,322	434.600	177,564	1,945,271

Karin Biasson (6) Former Group VP HR and Sustainability	2018	397,589	99,397	265,977	69,578	-	1,828,245	2,660,786

(1)

The amounts contained in the table were paid in Swedish Kronor, USD, JPY and EUR. All amounts have been converted to U.S. dollars using the following exchange rates: 1 USD = 8.971 SEK = 0.8731 EUR = 110.4844 JPY. Amounts are rounded to the nearest whole number and, because of such rounding, the amounts reflected in the “Total” column may differ slightly from the sum of amounts set forth in each individual column.

(2)

The numbers reflect the aggregate grant-date fair value of the RSUs granted in each respective year and the PSs granted in 2016 and 2017, calculated in accordance with FASB Topic 718. The fair value of the RSUs granted in 2017 and 2018 and PSs granted in 2017 was calculated based on the closing price per share of stock on the grant date. The fair value of RSUs and PSs granted in 2016 was calculated using the Black Scholes valuation model. The assumptions made in the valuation of the RSUs and the PSs are contained in Note 17 “Stock Incentive Plan” to the Company’s consolidated financial statements contained in the Company’s 2018 Annual Report. The grant date fair value of the PSs was computed by multiplying (i) the target number of PSs awarded to each named executive officer, which was the assumed probable outcome as of the grant date, by (ii) the grant date fair value per share used for financial reporting purposes. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of the PSs would have been as follows: (i) 2017: Mr. Bratt $371,392; Mr. Carlson, $991,155; Mr. Backman, $371,392; Mr. Fredin, $371,392; and (ii) 2016: Mr. Bratt, $232,859; Mr. Carlson, $927,851; Mr. Backman, $232,859; Mr. Fredin, $347,650.

(3)	All amounts relate to Change in Pension Value as used for accounting purposes according to U.S. GAAP.

(4)	The following table reflects the items that are included in the All Other Compensation column for 2018.

2018 AII Other Compensation

Name	Perquisites $ (a)	Company Contributions to Defined Contribution Plans $ (b)	Tax Payment $ (c)	Vacation Supplement $ (d)	Other allowances / payments $ (e)	Severance $ (f)	TOTAL $
Mikael Bratt	13,196	326,024	-	9,307	-	-	348,527
Jan Carlson	19,015	337,075	-	4,574	97,500	-	458,163
Mats Backman	15,136	532,903	-	6,237	-	-	554,276
Brad Murray	230,727	33,383	6,294	-	222,119	-	492,523
Michael Hague	97,656	11,183	81,433	-	160,777	-	351,049
Dan Garceau	48,302	37,087	-	-	-	-	85,389
Steven Fredin	60,364	45,662	17,506	-	-	2,939,385	3,062,917
Karin Eliasson	19,228	139,156	-	7,106	-	1,662,754	1,828,245

a.

For Mr. Bratt, reflects the value of a company car, fuel, parking, costs paid for spouse to attend spin-off event dinner, and company-paid healthcare benefits. For Mr. Carlson, reflects the value of a company car, fuel, parking, home security system, and company-paid healthcare benefits. For Mr. Backman, reflects the value of a company car, fuel, parking, costs paid for spouse to attend spin-off event dinner, and company-paid healthcare benefits. For Mr. Murray reflects the value of a company car, fuel, company-paid healthcare benefits, reimbursement for club membership, costs paid for spouse (flight, meals, admission, transportation) in connection with attendance at a spin-off event dinner, round trip airfare for home leave for Mr. Murray and his spouse to the USA, and company paid housing and utilities of $167,487. For Mr. Hague reflects the value of a company car, fuel, company-paid healthcare benefits, home leave, and company paid housing and utilities of $60,606. For Mr. Garceau reflects an auto allowance of $25,200, fuel, costs paid for guest (flight, meals, admission, transportation) in connection with spin-off event dinner, and company-paid healthcare benefits. For Mr. Fredin, reflects an auto allowance of $25,200, fuel, company-paid healthcare benefits and costs paid for spouse (flight, meals, admission, transportation) in connection with her attendance at a spin-off event dinner. For Ms. Eliasson reflects the value of a company car, fuel, parking, home security system, costs paid for spouse to attend spin-off event dinner, and company-paid healthcare benefits. For all perquisites, the value reported reflects the aggregate incremental cost to the Company of providing the benefit. The Company determined the cost of the company car based on the value of the lease payment or car allowance paid, as applicable.

b.

Reflects for Messrs. Bratt, Carlson, Backman, and Ms. Eliasson standard contributions to the named executive officer’s defined contribution plans. For Mr. Backman, this also includes an additional contribution approved in relation to retention through the spin-off. Reflects for Mr. Fredin matching contributions to the U.S. 401(k) plan and $34,520 in matching contributions to the Autoliv North America Non-Qualified Retirement Plan. Reflects for Mr. Murray matching contributions to the U.S. 401(k) plan and $23,190 in matching contributions to the Autoliv North America Non-Qualified Retirement Plan. Reflects for Mr. Hague matching contributions to the U.S. 401(k) plan. Reflects for Mr. Garceau matching contributions to the U.S. 401(k) plan and $27,558 in matching contributions to the Autoliv North America Non-Qualified Retirement Plan.

c.

Reflects for Mr. Murray a tax gross-up payment on the benefits related to his international assignment to Japan. Reflects for Mr. Hague a tax gross-up payment on the benefits related to his international assignment to Germany. Reflects for Mr. Fredin a 2017 tax equalization payment relating to his previous assignment to Sweden. Per the terms of the respective international assignment agreements for Messrs. Murray, Hague and Fredin, they are entitled to tax equalization benefits. As of the date of this proxy statement, tax equalization related to compensation earned in 2018 had not yet been finalized or paid. Accordingly, the Company will include such amounts for Messrs. Murray, Hague and Fredin in a future year to the extent such individuals are named executive officers.

d.	Reflects for Messrs. Bratt, Carlson, Backman and Ms. Eliasson the vacation supplement required by Swedish labor law.

e.

Reflects for Mr. Carlson board fees paid to him following his appointment as Chairman of the Board of Directors. Reflects for Mr. Murray his foreign service allowance. Reflects for Mr. Hague his foreign service allowance of $26,626, and retirement replacement payment of $134,151.

f.

Reflects for Mr. Fredin (i) 14 months’ base salary of $719,171, (ii) pension contributions of $53,273, (iii) continued benefits during notice period of $59,014, (iv) severance payment equivalent to 12 months base salary, STI bonus and benefits of $964,689, (v) non-competition payment of $369,859 and (vi) approximate value of stock vesting during notice period, based on the Autoliv and Veoneer closing share prices December 31, 2018, of $773,380. Reflects for Ms. Eliasson (i) six months’ salary of $198,795, (ii) pension contributions of $69,578, (iii) company car and health insurance benefit, (iv) severance payment equivalent to 18 months base salary of $596,384, (v) additional cash payment payable in lieu of 2017 stock vesting of $193,825, (vi) non-competition payment of $238,554, and (vii) approximate value of stock vesting during notice period, based on the Autoliv and Veoneer closing share prices December 31, 2018, of $360,042.

(5)

Includes payment of unused vacation days for Mr. Bratt of $16,120 and unused vacation days for Mr. Carlson of $284,407. Mr. Carlson’s salary reflects half of a year’s base salary as he resigned as CEO of the Company on June 29, 2018 in connection with the spin-off.

(6)	Ms. Eliasson, Messrs. Murray, Hague and Garceau were not named executive officers in 2016 or 2017.

(7)

Includes the grant-date fair value of (i) RSUs granted on February 13, 2018 as a component of his compensation as our CEO of $1,030,695, and (ii) RSUs granted on July 2, 2018 in connection with Mr. Carlson becoming a non-employee Chairman of the Board of Directors ($162,479).

2018 Grants of Plan-Based Awards Table (1)

The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2018. All outstanding grants at the time of the spin-off (June 29, 2018) were converted to new Autoliv and Veoneer awards in connection with the spin-off of the Electronics segment.

	Grant Date	Estimated Possible Payouts under non-equity Incentive Plan Awards			Estimated Possible Payouts under equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	Grant date Fair Value of Stock Awards (#)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mikael Bratt	02/13/2018	-	-	-	-	-	-	2,616	371,289
		-	412,008	824,015	-	-	-	-	-
Jan Carlson	02/13/2018	-	-	-	-	-	-	7,262	1,030,696
	07/02/2018	-	-	-	-	-	-	1,597	162,479
		-	526,679	1,053,359	-	-	-	-	-
Mats Backman	02/13/2018	-	-	-	-	-	-	2,616	371,289
		-	282,125	564,250	-	-	-	-	-
Brad Murray	02/13/2018	-	-	-	-	-	-	997	141,504
		-	179,833	359,666	-	-	-	-	-
Mike Hague	02/13/2018	-	-	-	-	-	-	881	125,040
		-	213,004	426,008	-	-	-	-	-
Dan Garceau	02/13/2018	-	-	-	-	-	-	881	125,040
		-	197,475	394,951	-	-	-	-	-
Steven Fredin	02/13/2018	-	-	-	-	-	-	2,616	371,289
		-	277,394	554,789	-	-	-	-	-
Karin Eliasson	02/13/2018	-	-	-	-	-	-	1,874	265,977
		-	139,156	278,313	-	-	-	-	-

(1)

The numbers reflect the aggregate grant date fair value of the RSUs calculated with the actual share price on the day of grant. Each of the named executive officers received his or her RSUs in February 2018. Mr. Carlson also received 1,597 Board RSUs on July 2, 2018, in connection with his appointment as Chairman of the Board of Directors.

Outstanding Equity Awards at 2018 Fiscal Year-End

A summary of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2018.

			Option Awards (1)			Stock Awards (1)
Name	Grant year	Awards linked to which company	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Mikael Bratt	2018	Autoliv	-	-	-	1,886	132,454
		Veoneer	-	-	-	4,363	102,836
	2017	Autoliv	-	-	-	2,170	152,399
		Veoneer	-	-	-	5,021	118,345
	2016	Autoliv	-	-	-	1,192(3)	83,714
		Veoneer	-	-	-	2,798(3)	65,949
Jan Carlson	2018	Autoliv	-	-	-	6,856(4)	481,497
		Veoneer	-	-	-	12,114	285,527
	2017	Autoliv	-	-	-	5,792	406,772
		Veoneer	-	-	-	13,400	315,838
	2016	Autoliv	-	-	-	5,681	398,977
		Veoneer	-	-	-	13,338	314,377
	2015	Autoliv	8,976	80.40	02/16/25	-	-
		Veoneer	21,071	34.25	02/16/25	-	-
	2014	Autoliv	9,750	67.29	02/19/24	-	-
		Veoneer	22,888	28.67	02/19/24	-	-
Mats Backman	2018	Autoliv	-	-	-	1,886	132,454
		Veoneer	-	-	-	4,363	102,836
	2017	Autoliv	-	-	-	2,170	152,399
		Veoneer	-	-	-	5,021	118,345
	2016	Autoliv	-	-	-	1,192(3)	83,714
		Veoneer	-	-	-	2,798(3)	65,949
Brad Murray	2018	Autoliv	-	-	-	718	50,425
		Veoneer	-	-	-	1,663	39,197
	2017	Autoliv	-	-	-	826	58,010
		Veoneer	-	-	-	1,911	45,042
	2016	Autoliv	-	-	-	810	56,886
		Veoneer	-	-	-	1,904	44,877
	2015	Autoliv	1,319	80.40	02/16/25	-	-
		Veoneer	3,099	34.25	02/16/25	-	-
	2014	Autoliv	1,577	67.29	02/19/24	-	-
		Veoneer	3,703	28.67	02/19/24	-	-
	2013	Autoliv	2,219	49.07	02/19/23	-	-
		Veoneer	5,211	20.91	02/19/23	-	-
	2012	Autoliv	710	47.52	02/22/22	-	-
		Veoneer	1,668	20.25	02/22/22	-	-
Michael Hague	2018	Autoliv	-	-	-	635	44,596
		Veoneer	-	-	-	1,469	34,624
	2017	Autoliv	-	-	-	730	51,268
		Veoneer	-	-	-	1,688	39,786
	2016	Autoliv	-	-	-	453	31,814
		Veoneer	-	-	-	1,065	25,102
Dan Garceau	2018	Autoliv	-	-	-	635	44,596
		Veoneer	-	-	-	1,469	34,624
	2017	Autoliv	-	-	-	730	51,268
		Veoneer	-	-	-	1,688	39,786
	2016	Autoliv	-	-	-	716	50,285
		Veoneer	-	-	-	1,682	39,645
Steven Fredin	2018	Autoliv	-	-	-	1,872	131,471
		Veoneer	-	-	-	4,363	102,836
	2017	Autoliv	-	-	-	2,170	152,399
		Veoneer	-	-	-	5,021	118,345
	2016	Autoliv	-	-	-	2,128	149,449
		Veoneer	-	-	-	4,998	117,803

			Option Awards (1)			Stock Awards (1)
Name	Grant year	Awards linked to which company	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
	2015	Autoliv	3,984	80.40	02/16/25	-	-
		Veoneer	6,434	34.25	02/16/25	-	-
	2014	Autoliv	3,980	67.29	02/19/24	-	-
		Veoneer	5,855	28.67	02/19/24	-	-
Karin Eliasson	2018	Autoliv	-	-	-	1,351	94,881
		Veoneer	-	-	-	3,126	73,680
	2017	Autoliv	-	-	-	1,553	109,067
		Veoneer	-	-	-	3,595	84,734
	2016	Autoliv	-	-	-	1,524	107,031
		Veoneer	-	-	-	3,579	84,357
	2015	Veoneer	5,656	34.25	02/16/25	-	-

(1)

Except as otherwise noted, the above plan awards were granted on February 22, 2012, February 19, 2013, February 19, 2014, February 16, 2015, February 15, 2016, February 19, 2017 and February 13, 2018. All options granted are for 10-year terms with an exercise price equal to the fair market value (as defined in the 1997 Plan) per share on the date of grant and become exercisable after one year of continued employment following the grant date. Except as otherwise noted, all RSUs generally cliff vest after three years. The final tranche of the RSUs granted in 2016 vested in February 2019.

(2)	For 2017 and 2018 grants the numbers reflect both the number of RSUs originally granted and the additional RSUs accrued through dividend equivalent rights through December 31, 2018.

(3)	Messrs. Backman’s and Bratt’s RSUs were granted on May 9, 2016.

(4)	Includes the RSUs granted to Mr. Carlson on July 2, 2018 in connection with his appointment as Chairman and the additional RSUs accrued through dividend equivalent rights through December 31, 2018.

(5)

The closing price on the NYSE for our common stock on December 31, 2018, the last trading day of the year, was $70.23. The closing price on the NYSE for the Veoneer common stock on December 31, 2018 was $23.57.

Option Exercises and Stock Vested During 2018

The following table summarizes for each of our named executive officers the option awards that were exercised and RSUs that vested during the year ended December 31, 2018.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Mikael Bratt	-	-	331	46,194

Jan Carlson	-	-	5,821	849,769

Mats Backman	-	-	331	46,194

Brad Murray	-	-	849	123,937

Michael Hague	1,049	40,439	476	69,486

Dan Garceau	-	-	750	109,485

Steven Fredin	-	-	2,181	318,390

Karin Eliasson	2,409	23,753	1,562	228,026

(1)

The value realized upon the exercise of stock options was calculated as the number of options exercised multiplied by the difference between the price of a share of our common stock on the date of exercise and the exercise price of the stock option.

(2)

The value realized on vesting of RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of RSUs vested.

Pension Benefits

The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for the named executive officers in the year ended December 31, 2018. Ms. Eliasson, Messrs. Backman, Bratt, Hague, and Garceau do not participate in a defined benefit plan. Mr. Carlson has not participated in a defined benefit plan since 2007.

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments during Last Fiscal Year ($)
Jan Carlson (1)	Defined Benefit	2	291,047(2)	-
Brad Murray	Autoliv ASP, Inc. Pension Plan	31	1,014,200(3)	-
	Autoliv ASP, Inc. Excess Pension Plan	31	1,317,500(3)
Steven Fredin	Autoliv ASP, Inc. Pension Plan	27	766,300(3)	-
	Autoliv ASP, Inc. Excess Pension Plan	27	2,065,100(3)
	Autoliv ASP, Inc. Supplemental Plan	27	250,700(3)

(1)

Before becoming CEO, Mr. Carlson participated in a defined benefit plan, which is now frozen. The future defined benefit entitlement is based on Mr. Carlson’s base salary at the time the defined benefit plan was frozen and the number of years he was participating in the defined benefit plan. The benefit entitlement is indexed each year based on the Swedish consumer price index.

(2)

Represents the present value of Mr. Carlson’s expected pension benefits in the Sweden Executives plan at retirement according to US GAAP. The discount rate used to calculate the present value as of December 31, 2018 was 2.25% and the inflation assumption / pension indexation was 2.00%. The calculations are based on the latest mortality table available from Svensk Försäkring DUS14 (white collar).

(3)

The actuarial present value of the accumulated plan benefit is based on the accrued benefit in each plan as of December 31, 2018, using the plan’s benefit formula and actual earnings and service through December 31, 2018. The calculation is based on the same assumptions used for financial reporting purposes under generally accepted accounting principles with the following exceptions: (a) Mr. Fredin was assumed to retire on his normal retirement date of March 1, 2027, (b) Mr. Fredin was assumed to elect a lump sum payment in all plans, payable on March 1, 2027, (c) Mr. Murray was assumed to retire on his normal retirement date of July 1, 2024, (d) Mr. Murray was assumed to elect a lump sum payment in both plans, payable on July 1, 2024 and (e) no pre-retirement decrements (withdrawal, retirement, disability, or death) were assumed.

Key assumptions used to calculate the defined benefit value as of December 31, 2018, for Mr. Murray are as follows: (i) discount rate of 4.35%, (ii) lump sum interest rates of 4.29% for the first five years, 4.86% for the next 15 years, and 4.71% thereafter, and (iii) solely for determination of the projected lump sum amounts, the assumed future applicable mortality table under U.S. Internal Revenue Code Section 417(e) rates based on RP2014 base table back-projected to 2006 and projected forward using Projection Scale MP2017.

Key assumptions used to calculate the defined benefit values as of December 31, 2018, for Mr. Fredin are as follows: (i) discount rate of 4.35%, (ii) lump sum interest rates of 4.81% for the first five years, 4.94% for the next 15 years, and 4.71% thereafter and (iii) solely for determination of the projected lump sum amounts, the assumed future applicable mortality table under U.S. Internal Revenue Code Section 417(e) rates based on RP2014 base table back-projected to 2006 and projected forward using Projection Scale MP2017.

U.S. Pension Plan. During 2018, Messrs. Fredin and Murray participated in the Autoliv ASP, Inc. Pension Plan (which we refer to as the “Pension Plan”). The Pension Plan is a funded, defined benefit pension plan that provides benefits for the Company’s U.S. employees hired prior to January 1, 2004, who meet minimum age and service eligibility requirements. Subject to certain limitations, the monthly retirement benefit under the Pension Plan (assuming attainment of age 65, the retirement age specified by the plan, and an election to receive payments in the form of a life annuity), is determined in accordance with a formula that takes into account the following factors: the highest average of any consecutive five calendar years of pensionable earnings during the last ten years of employment (“average final earnings”), and the number of years of benefit service. The retirement benefit for Messrs. Fredin and Murray under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

•	1.0% of average final earnings times years of benefit service prior to 12/31/2005, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service prior to 12/31/05, plus

•	0.7% of average final earnings times years of benefit service on or after 1/1/2006, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service on or after 1/1/2006.

For purposes of this formula, “earnings” in a given year means the participant’s gross annual compensation, excluding amounts credited or paid under the key employees stock option and performance unit plan, long-term incentive plans, severance pay and reimbursement for employment-related expenses, but including bonuses and incentive pay which is not, and has not been, subject to deferred income taxation under the U.S. Internal Revenue Code. “Covered Compensation” means the average of the Social Security taxable wage bases during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age. Pension Plan benefits will begin when a participant reaches normal retirement age, defined as age 65. Benefits can commence immediately upon termination if the participant is vested after five years of vesting service, but if benefits are commenced prior to age 60, the benefit will be lower than at normal retirement age. Disability retirement is offered under the Pension Plan to participants who have at least 15 years of vesting service, are eligible to receive Social Security Disability benefits, become totally and permanently disabled while employed, and are not eligible to participate in long-term disability insurance.

Benefits under the Pension Plan are payable in the form of a lump sum or annuity, as selected by the participant. Participants in the Pension Plan will be 100% vested in their plan benefit after five years of vesting service or if they reach age 65 while employed by Autoliv. Messrs. Fredin and Murray are fully vested in their Pension Plan benefits.

Excess Pension Plan. Messrs. Fredin and Murray also participated in the Autoliv ASP, Inc. Excess Pension Plan (which we refer to as the “Excess Pension Plan”). The Excess Pension Plan is an unfunded, nonqualified defined benefit retirement plan, pursuant to which participating U.S. employees are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan. Benefits payable under the Excess Pension Plan are calculated without regard to the limitations imposed by the U.S. Internal Revenue Code on the amount of compensation that may be considered under the Pension Plan. The purpose of the Excess Pension Plan is to supplement the benefits payable under the Pension Plan.

The benefit payable under the Excess Pension Plan is equal to the excess, if any, of (i) the monthly benefit that would be payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, computed without regard to applicable U.S. Internal Revenue Code limitations, and computed as if amounts deferred under a bonus or incentive compensation plan had been counted as “earnings” under the Pension Plan), over (ii) the amount of monthly benefit payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, as limited by the U.S. Internal Revenue Code and the terms of the Pension Plan. Benefits under the Excess Pension Plan will be payable in a single lump sum on the first day of the seventh month following the month in which the executive retires or otherwise separates from service. Messrs. Fredin and Murray are fully vested in their benefits in the Excess Pension Plan.

Supplemental Pension Plan. Messrs. Fredin is a named plan participant in the Autoliv ASP, Inc., Supplemental Pension Plan, which was established November 1, 2015, to correct an administrative error that was made in 1997 and discovered and corrected in 2015. The plan provides a supplemental pension benefit to a select group of management who were former employees of Morton International, Inc. and became employees of Autoliv North America prior to the merger with Morton International, Inc. The supplemental benefit is an amount equal to the sum of (1) the difference between (a) what Mr. Fredin’s accrued benefit would have been under the Pension Plan had they been credited with benefit service with Autoliv ASP, Inc., beginning May 1, 1997 instead of July 1, 1999 and (b) Mr. Fredin’s actual accrued benefits under the Pension Plan and (2) the additional benefit, if any, which would have been paid to him under the Excess Pension Plan had his Pension Plan benefit been determined in accordance with (a) above.

Non-Qualified Deferred Compensation

The following table sets forth certain information with respect to the Autoliv North America Non-Qualified Retirement Plan (which we refer to as the Non-Qualified Retirement Plan). Messrs. Murray, Garceau, and Fredin are the only named executive officers that participate in the Non-Qualified Retirement Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate With drawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Brad Murray	41,410	23,190	-11,500	-	264,228
Dan Garceau	49,211	27,558	-99,507	-	569,070
Steven Fredin	154,108	34,520	-168,318	-	2,400,175

(1)	Messrs. Murray’s, Garceau’s, and Fredin’s contributions to the Non-Qualified Retirement Plan are included in the amount reported as “Salary” in the Summary Compensation table for fiscal year 2018.

(2)

The Company’s matching contributions to the Non-Qualified Retirement Plan are included in the “All Other Compensation” in the Summary Compensation table for Messrs. Murray, Garceau, and Fredin for fiscal year 2018.

(3)	Aggregate earnings are not includable in the Summary Compensation Table because such earnings are not above-market or preferential interest rates.

(4)

Includes amounts previously reported in the Summary Compensation Table, in the previous years when earned if that executive officer’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and Company matching contributions.

Pursuant to the Non-Qualified Retirement Plan, participants may elect to defer a stated percentage of their base salary for each plan year, as determined by the administrative committee of the plan; provided, however, the amount deferred may not exceed 25% of a participant’s base salary. Earnings (and losses) are credited to participants’ accounts based on participant choices between various investment options.

Participants are eligible to receive matching contributions equal to 80% of their deferred amounts. For plan years ending on or before December 31, 2008, deferred amounts exceeding 12% of the participant’s compensation were not eligible for matching contributions. For plan years beginning on or after January 1, 2009, deferred amounts exceeding 7% of the participant’s compensation are not eligible for matching contributions. Participants are always 100% vested in their deferred amounts and earnings thereon; provided, however, matching contributions and earnings thereon in a participant’s account are subject to forfeiture if the participant is determined by the Board to have stolen Company assets, violated the Company’s Standards of Business Conduct and Ethics or disclosed confidential business or technical information of the Company to unauthorized third parties.

Participants may elect to receive distributions from their accounts on the first day of the seventh month following separation from service, or within sixty (60) days following the occurrence of one of the following distribution events as designated by the participant: (i) attainment of normal retirement age (65), or (ii) attainment of early retirement age (age 55 and at least five years of service with the Company). Amounts will be distributed in one of the following forms, as selected by the participant: (i) a single lump sum, (ii) 60 approximately equal monthly installments or (iii) 120 approximately equal monthly installments. If the participant dies before any distribution has started, a death benefit provides the balance of the participant’s account to be distributed to a beneficiary in the same manner as the participant election on file. If the participant dies after a distributed has begun, distributions will continue to the designated beneficiary in the form elected.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change in control. The paragraphs below summarize the material terms of such agreements with our named executive officers.

Employment Agreements. The Company has indefinite agreements with each of Messrs. Bratt, Hague, and Garceau (“the employment agreements”) and had an indefinite agreement with Mr. Backman until his resignation effective February 28, 2019. Mr. Murray has a time limited international assignment agreement (the “IA Agreement”) that expires on March 31, 2020 unless extended or terminated earlier. All agreements obligate the Company to provide 6-12 months’ notice of termination of employment for each of the named executive officers (for Mr. Murray, 6 months or last day of the IA Agreement, whichever is earlier) unless the employment is terminated for “cause,” in which case termination would be effective immediately. In addition to notice of termination, the named executive officers are eligible for certain severance payments or end-of-service benefits. Each of the named executive officers must provide the Company with 6-12 months’ notice of resignation (for Mr. Murray, 6 months or last day of the IA Agreement, whichever is earlier). The employment agreements automatically terminate on the last day of the month before named executive officer’s 65th birthday, except for Mr. Murray for whom the employment ends automatically on the last day of the IA Agreement.

Except as provided below, following the executive’s termination of employment, each of the named executive officers are prohibited from competing with the Company for a period of 12 months. Such noncompetition covenant does not apply if the Company terminates the named executive officer’s employment for any reason other than for Cause, or the named executive officer resigns for Good Reason. In consideration for such noncompetition covenant, the Company is obligated to make up to 12 monthly payments equal to the difference between the executive’s monthly gross salary as of the date of his employment termination and any lower salary earned by the executive in any new employment, if any. The aggregate monthly payments are limited to a maximum of 60% of the gross salary earned as of the date of his employment termination, and the Company will cease making payments once such aggregate amount has been reached. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.

In addition to receiving full base salary and benefits during the requisite notice period, if the Company terminates the employment involuntarily other than for Cause or if the executive resigns for Good Reason, then the executive would be entitled to a lump sum severance payment equal to one and one-half times his then-current base salary, except for Mr. Murray who is eligible for a previously earned but deferred end-of-service payment of $800,000 following the end of employment with the Company (the “End-of-Service Payment”). Upon the final negotiation and execution of an IA Agreement amendment, he is also eligible for a retention payment of the cash value of the unvested equity outstanding on the expiration date of the IA Agreement provided he is employed until the expiration of that agreement.

Change-in-Control Severance Agreement. Mr. Murray also has a change-in-control severance agreement (“CiC Severance Agreement”) with the Company. Pursuant to the terms of the CiC Severance Agreement, in the event that during the two-year period following a change of control, (i) he terminates his employment for Good Reason, or (ii) the Company terminates his employment for any reason other than death or for Cause, he would be entitled to receive an immediate lump sum payment (the “CiC Severance Payment”) in an amount equal to 2.5 times the sum of (a) his then-current annual salary (or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes Good Reason), (b) the average of the annual cash bonuses earned by him pursuant to an annual bonus or incentive plan other than the long term incentive plan in respect of the two fiscal years ending immediately prior to the fiscal year in which the date of termination occurs or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason.

For purposes of Mr. Murray’s CiC Severance Agreement, the following terms have the following meanings:

”Cause” shall mean (i) the executive’s commission of, conviction of, or plea of nolo contendere to, a felony, (ii) a determination by the Board that the executive has defrauded the company or any of its subsidiaries, (iii) a determination by the Board that the executive has caused significant harm to the company or any of its subsidiaries, monetarily or otherwise or (iv) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the company or its subsidiaries, materially or otherwise.

“Change in Control” means one or more of the following circumstances:

(i)	the acquisition (by one person or group) of more than 50% of the total fair market value or total voting power,

(ii)

either (a) the acquisition (by one person or group) of stock processing more than 30% of the total voting power during the twelve (12) month period ending on the date of most recent acquisition, or (b) the replacement of at least 67% of the members of the Board during any twelve-month period by directors whose appointment or election is not endorsed by a vote of at least two-thirds of the members of the Board, or

(iii)	the acquisition of assets of the Company with a total gross fair market value equal to at least 40% of the total gross fair market value of all assets.

“Good Reason” means the occurrence of any one of the following events without the executive’s express written consent: (i) a material diminution in the executive’s base compensation; (ii) a material diminution in the executive’s authority, duties and responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the executive’s supervisor; (iv) a material reduction in any budget over which the executive retains authority; (v) a material change in geographic location at which the executive must perform the services; (vi) any other action or inaction that constitutes a material breach by the Company of CiC Severance Agreement.

Equity Awards. Pursuant to the 1997 Plan and subsequent grant agreements until 2019, upon the occurrence of a change in control, any outstanding RSUs held by the executive would fully vest and the performance shares will vest at the target level. Pursuant to the agreements evidencing awards granted under the 1997 Plan, upon the executive’s death or retirement, any outstanding RSUs held by the executive would become fully vested and the performance shares will remain outstanding and may be earned, in whole, in part, or not at all, following the conclusion of the performance period to the extent that the performance objectives are attained. Upon an executive’s termination of employment, absent a change in control, any outstanding options, RSUs and performance shares that would vest during the applicable notice period, if any, would become fully vested. For awards granted in 2019, a change of control acceleration only occurs if the surviving entity does not assume or otherwise equitably convert or substitute the unvested equity in connection with the change in control. If the surviving company does assume or otherwise equitably convert or substitute the unvested equity, then the awards become fully vested only if the executive’s employment is terminated without cause or he resigns for good reason within two years following the change in control event.

Estimated Payments to Named Executive Officers upon Termination of Employment under Various Circumstances or a Change in Control. The following tables set forth the estimated value of the payments and benefits described above to each of Messrs. Bratt, Backman, Murray, Hague, and Garceau upon termination of employment under various circumstances or a change in control. The amounts shown assume that the triggering events occurred on December 31, 2018. In the case of Mr. Backman, who resigned effective February 28, 2019, no payments are due to him under this agreement or ancillary agreements with the Company other than payments for unused vacation time. For the calculations, the 2018 defined contribution payment for each named executive officer has been used. The amounts contained in the table would be paid in Swedish Kronor or USD. All amounts have been converted to USD using the following exchange rates: 1 USD = 8.9710 SEK = 0.8731 EUR.

Mikael Bratt

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	1,504,849	-	-	1,504,849	-
Continuing salary/annual incentive payments during requisite notice period	1,003,233	1,003,233	-	-	1,003,233	-
Salary differential payments in consideration for noncompetition with the Company(1)	601,940	-	601,940	-	-	-
Continuing health, welfare and retirement benefits(2)	402,608	402,608	-	-	402,608	-
Accelerated vesting of equity(3)	149,663(4)	149,663(5)	-	655,697(6)	655,697	655,697(8)
Company car(10)	10,942	10,942	-	-	10,942	-
Total	2,168,386	3,071,295	601,940	655,697	3,577,329	655,697

Mats Backman

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	940,417	-	-	940,417	-
Continuing salary /annual incentive payments during requisite notice period	313,472	313,472	-	-	313,472	-
Salary differential payments in consideration for noncompetition with the Company(1)	376,167	-	376,167	-	-	-
Continuing health, welfare and retirement benerits(2)	110,373	110,373	-	-	110,373	-
Accelerated vesting of equity(3)	149,663(4)	149,663(5)	-	655,697(6)	655,697	655,697(8)
Company car(10)	6,474	6,474	-	-	6,474	-
Total	956,149	1,520,400	376,167	655,697	2,026,433	655,697

Brad Murray

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment(7)	800,000	800,000	800,000	-	2,299,721(11)	800,000
Continuing salary/annual incentive payments during requisite notice period	207,050	207,050	-	-	207,050	-
Salary differential payments in consideration for noncompetition with the Company(1)	248,460	-	248,460	-	-	-
Continuing health, welfare and retirement benefits (2)	222,233	222,233	-	-	222,233	-
Accelerated vesting of equity(3)	101,764(4)	101,764(5)	-	294,438(6)	294,438	294,438(8)
Company car(10)	7,977	7,977	-	-	7,977	-
Total	1,587,482	1,339,023	1,048,460	294,438	3,031,418	1,094,438

Michael Haque

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	798,765	-	-	798,765	-
Continuing salary/annual incentive payments during requisite notice period	266,255	266,255	-	-	266,255	-
Salary differential payments in consideration for noncompetition with the Company(1)	319,506	-	319,506	-	-	-
Continuing health, welfare and retirement benefits(2)	148,706	148,706	-	-	148,706	-
Accelerated vesting of equity(3)	56,916(4)	56,916(5)	-	227,191(6)	227,191	227,191 (8)
Company car (10)	8,863	8,863	-	-	8,863	-
Total	800,246	1,279,505	319,506	227,191	1,449,780	227,191

Dan Garceau

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)(9)	Death or Retirement ($)
Lump sum cash severance payment	-	753,207	-	-	753,207	-
Continuing salary/annual incentive payments during requisite notice period	251,069	251,069	-	-	251,069	-
Salary differential payments in consideration for noncompetition with the Company(1)	301,283	-	301,283	-	-	-
Continuing health, welfare and retirement benefits(2)	24,650	24,650	-	-	24,650	-
Accelerated vesting of equtiy(3)	89,929(4)	89,929(5)	-	260,204(6)	260,204	260,204(8)
Company car (10)	15,812	15,812	-	-	15,812	-
Total	682,744	1,134,668	301,283	260,204	1,304,943	260,204

The following footnotes apply to each of the tables above:

(1)

Reflects a monthly payment of 60% of the monthly gross salary earned as of the date of the executive’s employment termination, multiplied by 12, which is the maximum amount available to the executive pursuant to the terms of his employment agreement.

(2)

Reflects the value of the benefits disclosed in footnote (4) to the Summary Compensation table (except for amounts paid as vacation supplements or settlements) that the executive would be entitled to during the requisite notice period. The estimated values are determined based on the Company’s cost of providing such benefits during 2018.

(3)

Reflects the value of RSUs that vest (in whole or in part) upon the designated event, based on the closing prices for our common stock and the Veoneer, Inc. common stock on December 31, 2018 ($70.23 and $23.57 respectively), the last trading day of the year. None of the named executive officers held unvested options as of December 31, 2018.

(4)

As discussed above, upon termination, the executive would be entitled to receive his compensation and benefits during the notice period, as applicable, including any equity awards that would vest during such period.

(5)

As discussed above, upon an involuntary termination, the executive would be entitled to receive his compensation and benefits during the notice period, as applicable, including any equity awards that would vest during such period. The value of the equity awards upon an involuntary termination reflects the value of the RSUs that would vest during the notice period following December 31, 2018.

(6)

Upon a change in control, all RSUs (Autoliv and Veoneer) vest in full. The value of the equity awards upon a change in control reflects the value of all RSUs including RSUs acquired through dividend equivalent rights rounded down to the nearest whole share on December 31, 2018.

(7)	Reflects Mr. Murray’s End-of-Service Payment.

(8)	As discussed above, the executive’s unvested RSUs will become fully vested upon his termination of employment by reason of death or retirement.

(9)	Qualifying termination after a change in control includes resignation for good reason, termination without cause or termination due to disability.

(10)

Reflects the value of the company car, fuel and parking during the requisite notice period. The estimated values are determined based on the Company’s cost (or estimated cost as of December 31, 2018) of providing such benefits during 2018.

(11)

Includes (i) Mr. Murray’s End-of-Service Payment and (ii) payment of 2.5 years base salary and 2.5 years annual bonus. For purposes of calculating the lump sum payment, the average of the annual bonuses received by Mr. Murray for the two most recent fiscal years (2016 and 2017) preceding the year of termination of employment is used.

Separation Agreement with Mr. Fredin. Following the spin-off on June 29, 2018, Mr. Fredin stepped down as the Company’s Group Vice President, Business Development, and the Company and Mr. Fredin entered into a separation agreement that took effect on September 1, 2018 (“Agreement Effective Date”). Pursuant to the separation agreement, Mr. Fredin will receive the following benefits: (i) continued salary, pension and other benefits for a period of 18 months following the Agreement Effective Date, with a value at year-end of approximately $831,457, and (ii) any payout for the short-term incentive bonus for the year 2018, and (iii) a lump sum cash severance payment of $964,689, payable in March 2020. Pursuant to the separation agreement, Mr. Fredin remained in service until December 31, 2018. In addition, Mr. Fredin’s Autoliv and Veoneer RSUs (as converted from RSUs and PSs in the spin-off), granted in 2016, 2017 and 2018 will vest on their scheduled vesting dates before the 18-month notice period ends on February 28, 2020. The parties also agreed that the non-competition period will apply for Mr. Fredin for a period of 12 months following the end of employment and, in return, Mr. Fredin will receive a compensation equivalent to $369,859, as adjusted for any employment income earned during that period.

Separation Agreement with Ms. Eliasson. Following the spin-off on June 29, 2018, Ms. Eliasson stepped down as the Company’s Group Vice President, Human Resources and Sustainability, and the Company and Ms. Eliasson entered into a separation agreement that took effect on January 1, 2019, “Agreement Effective Date”. Pursuant to the separation agreement, Ms. Eliasson will receive the following benefits: (i) continued salary, pension and other benefits for a period of 6 months following the Agreement Effective Date, with a value of approximately $273,950, and (ii) any payout for the short-term incentive bonus for the year 2018, and (iii) a lump sum cash severance payment of $596,384, payable in July 2019. Pursuant to the separation agreement, Ms. Eliasson remained in service until December 31, 2018. In addition, Ms. Eliasson’s Autoliv and Veoneer RSUs (as converted from RSUs and PSs in the spin-off), granted in 2016 and 2018 will vest on their scheduled vesting dates before the 6-month notice period ends on June 30, 2019. Additionally, she will receive a lump-sum cash payment, equivalent to the value of restricted stock units granted in 2017. The parties also agreed that the non-competition period will apply for Ms. Eliasson for a period of 12 months following the end of employment and, in return, Ms. Eliasson will receive a compensation equivalent to $238,554, as adjusted for any employment income earned during that period.

CEO Pay Ratio

The following ratio compares the annual total compensation of our median-paid employee with the annual total compensation of our CEO. The pay ratio included below is calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

Although we identified the median paid employee and disclosed our process for selecting the median paid employee in last year’s proxy statement, we have determined a new median paid employee for 2018 and included a description of our selection process again in this Proxy Statement since we believe there was a significant change in the Company’s demographics following the spin-off.

We had two CEOs during 2018. For purposes of the CEO Pay Ratio calculation, we have used the compensation paid to Mr. Bratt, who was the CEO on October 31, 2018, our median employee identification date, for the portion of the year during which he was CEO. To more accurately capture the compensation paid to Mr. Bratt for his services as our CEO, (i) compensation paid to Mr. Bratt as CEO following the spin-off was annualized, (ii) the dollar value included for his non-equity incentive plan award was based on Mr. Bratt’s target level as CEO multiplied by the actual STI payout level for the calendar year 2018, which was 50%, and (iii) the dollar value included for his LTI award was based on the grant value of his 2019 LTI award. As a result, the CEO compensation in the CEO Pay Ratio does not match the compensation reported for Mr. Bratt in the Summary Compensation Table (which reflects compensation paid to him during 2018 for both his CEO and non-CEO role).

For fiscal year 2018:

•	The annual compensation of our median-paid employee (other than the CEO) was $23,192; and

•	the annual total compensation of the CEO (for CEO pay ratio purposes as described above) was $2,217,658.

Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median-paid employee is 96 to 1.

The methodology, material assumptions, adjustments, and estimates that we used to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee were as follows:

1.	Our median employee identification date is October 31, 2018.

2.

As of October 31, 2018, our total employee population consisted of 63,539 individuals working at our parent company and consolidated subsidiaries. Our employee population which we have used to identify our median employee, after taking into consideration the adjustments permitted by SEC rules, consisted of 63,539 individuals. All “Autoliv Employee” categories who were employed by Autoliv as of October 31, 2018, whose compensation is set by Autoliv and who were paid through Autoliv payroll, were included in the analysis (permanent, temporary and part-time). We based our analysis on the entire employee population (other than our CEO), as opposed to statistical sampling.

3.

Given the geographical distribution of our employee population and varying local requirements, we use a variety of pay elements that differ by country to structure the compensation arrangements of our employees. Consequently, for purposes of measuring compensation of our employees, we selected “Actual Gross Taxable Compensation Reported Through Payroll” (or “Actual Gross Taxable Compensation”) as the measure of compensation to identify the median employee.

4.

Given our multiple payroll systems, schedules and the differing fiscal years of our Company and its subsidiaries, we measured “Actual Gross Taxable Compensation” as the total of payment made during the 10-month period starting on January 1, 2018 and ending on October 31, 2018 (the “measurement period”).

5.	We did not annualize or calculate the full measurement period equivalent of “Actual Gross Taxable Compensation” compensation paid during the measurement period.

6.

As permitted by Item 402(u), we made cost-of-living (COL) adjustments to the compensation of all our employees in jurisdictions other than the jurisdiction in which our CEO resides to identify the median employee and used the same COL adjustment to determine the median employee’s annual total compensation. Because of the geographical distribution of our employee population, we believe that COL adjustments provide a more meaningful comparison of our CEO’s compensation to the actual value of the median employee’s compensation. In accordance with Item 402(u), we are providing the following additional disclosure related to the COL adjustments:

•	The median employee resides in China.

•

The COL adjustments were based on 2017 purchasing power parity conversation factors provided by World Bank, International Comparison Program database. 2018 conversion factors were not available at the time of our analysis.

•

We also identified who our median employee would have been had we not used any COL adjustments. Had we not used any COL adjustments, our median employee would have been an employee residing in Romania with an annual total compensation of $11,092. For the purposes of this disclosure, this amount was converted from Romanian Leu to U.S. dollars using the exchange rate 0,242871 on October 31, 2018. The ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our median employee identified without the effect of the COL adjustments is 200 to 1.

7.

Using this methodology, we determined that our median employee was a full-time, salaried employee, with “Actual Gross Taxable Compensation Reported to Tax Authorities Through Payroll” for the measurement period in the amount of $18,923 after COL adjustment. For the purposes of this disclosure, this amount was converted from Chinese Yuan to U.S. dollars using the exchange rate 0,143363 on October 31, 2018.

8.

With respect to our median employee, we then identified and calculated the elements of such employee’s compensation for the fiscal year 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $23,192. The difference between such employee’s “Actual Gross Taxable Compensation Reported to Tax Authorities Through Payroll” and annual total compensation calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K is due to the measurement period being 10 months as compared to 12 months.

	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
CE0(1)	2018	1,003,233	-	550,000(3)	250,808(4)	-	413,618	2,217,658
Median paid employee(2)	2018	22,358	-	-	834	-	-	23,192

(1)

The annual total compensation of our President and Chief Executive Officer is different from the amount reported for him in the “Total” column of our 2018 Summary Compensation Table included in this Proxy Statement. The amount used for purposes of CEO Pay Ratio calculation is the annualized equivalent of his compensation after he became the CEO during 2018.

(2)	The total amount includes shift and overtime compensation.

(3)	The Stock Award reflects the grant date value approved for the 2019 grant made to Mr. Bratt as CEO.

(4)	The Non-Equity Incentive Plan Compensation for the CEO reflects the 50% of target payout for 2018 as described above but using the end of year 2018 salary and bonus level as CEO.

PROPOSAL 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, Autoliv stockholders are entitled to cast an advisory vote on the Company’s executive compensation program. As discussed in the Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement, our compensation system plays a significant role in the Company’s ability to attract, retain, and motivate management talent, which the Board believes is necessary for the Company’s long-term success. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement and the tabular and other disclosures on compensation under 2018 Executive Compensation Decisions beginning on page 35 of this Proxy Statement, and cast a vote either to endorse or not endorse the Company’s compensation of its named executive officers through the following resolution:

“Resolved, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL.

PROPOSAL 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM APPOINTMENT

The Audit Committee of the Board has appointed Ernst & Young AB (“EY”) as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2019. The committee has been advised that EY has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.

In accordance with directions of the Audit Committee, this appointment is being presented to the stockholders for ratification at the Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company’s Restated Certificate of Incorporation or the By-Laws, the Audit Committee and management believe that such ratification is desirable. In determining whether to reappoint EY as our independent registered public accounting firm, the Audit Committee considered a number of factors, including, among others, the firm’s independence and objectivity, capability and expertise in handling the breadth and complexity of the Company’s global operations, historical and recent performance, communication and interaction with the Audit Committee and management, and the reasonableness of its fees for audit and non-audit services.

In the event this appointment is not ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote on the appointment at the Annual Meeting, the Audit Committee will consider that fact when it selects its independent registered public accounting firm for the following year.

Ernst & Young AB has been the independent registered public accounting firm for the Company since May 1997. EY has been the independent registered public accounting firm for Autoliv AB since 1984. Audit services provided to the Company by EY during 2018 consisted of the audit of the consolidated financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

The Company has been advised that a representative of EY will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement, if desired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

Fees of the Independent Registered Public Accounting Firm (Dollars in millions)
Type of Fees	2018	2017
Audit Fees	$9.117	$10.570
Audit-Related Fees	$6.833	$1.013
Tax Fees	$0.257	$0.128
All Other Fees	$0.007	0.052
Total	$16.214	$11.763
Percent of total that were Audit or Audit-Related	98.4%	98.5%

Calculated in accordance with Autoliv’s average exchange rates for 2018 or 2017, as applicable.

Audit Fees

Audit fees for the fiscal years ended December 31, 2018 and 2017 relate to professional services provided by EY for the audit of the Company’s annual financial statements for such years, including the audit of the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K, and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years. Audit fees also include fees associated with the statutory audits of various subsidiary financial statements and procedures related to comfort letters, consents and assistance with and review of documents filed with the SEC. Audit fees also include accounting and financial reporting consultations necessary to comply with the standards of the Public Company Accounting Oversight Board, including audit procedures related to acquisitions.

Audit-Related Fees

Most Audit-Related Fees for the fiscal year ended December 31, 2018 are related to EY’s work in connection with the Company’s preparations for the spin-off, including the “carve-out” audits of Veoneer, Inc. for the years ended December 31, 2017, 2016 and 2015. The remaining Audit-Related Fees for the fiscal years ended December 31, 2018 and 2017 relate mainly to EY’s audits of benefit plans and other attestation services other than the audit of the Company’s consolidated financial statements and certain other accounting consultations.

Tax Fees

Tax Fees for the fiscal year ended December 31, 2018 relate to professional services provided by EY for tax compliance and tax advice.

All Other Fees

All Other Fees for the fiscal years ended December 31, 2018 and 2017 mainly related to use of an EY online service and certain other permitted advisory services. EY billed no significant fees related to any other services for the fiscal years ended December 31, 2018 or 2017.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted guidelines for the provision of audit and non-audit services by Ernst & Young AB, including requiring Audit Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit Committee took into consideration the need to ensure the independence of Ernst & Young AB while recognizing that Ernst & Young AB may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee, and the person granting such approval must report such approval to the Committee at the next scheduled meeting.

The Audit Committee has considered the audit, audit-related, tax, and all other services discussed above and additional information provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with the independence of Ernst & Young AB. The Audit Committee pre-approved all such services in 2018 and 2017.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

For business to be properly brought by a stockholder before an annual meeting of stockholders, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws. No such notices were received for the 2019 Annual Meeting.

Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy card confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing standards of the NYSE, see “How Your Shares Will Be Voted” on page 1 of this Proxy Statement.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers of the Company and persons who hold more than 10% of our common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2018, the Section  16(a) filing requirements were complied with by all the Reporting Persons during and with respect to such year.

Stockholder Proposals for 2020 Annual Meeting

Proposals Pursuant to Rule 14a-8. Under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended to be presented at the 2020 annual stockholders meeting must be received by us on or before November 28, 2019 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2020 annual stockholders meeting.

Proposals Pursuant to the By-Laws. Under the By-Laws, to bring any business before the stockholders at the 2020 annual stockholders meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary at our principal executive offices no earlier than the close of business on February 7, 2020 and no later than the close of business on March 8, 2020.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, including the text of the proposed business and any resolutions proposed for consideration and any proposed amendment to the By-Laws and the reasons for conducting such business at the annual meeting, (b) a representation that the stockholder is a holder of record of the shares entitled to vote at the Annual Meeting of Stockholders and intends to appear in person or by proxy, (c) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (d) the class or series and number of shares of stock of the Company which are owned beneficially and of record by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, (e) any material interest of the stockholder in such business, and (f) a description of any agreement, arrangement or understanding with respect to such business between or among the stockholder any affiliates, associates or others acting in concert with the stockholder.

Nominations Pursuant to the By-Laws. Under the By-Laws, to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of the By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and By-Laws.

By Order of the Board of Directors of Autoliv, Inc.:

Anthony Nellis

Executive Vice President, Legal Affairs;

General Counsel; and Secretary

March 27, 2019

Stockholm, Sweden

ANNEX A

Reconciliation of Non-U.S. GAAP Measures

The reconciliations for the non-U.S. GAAP measures discussed in the Compensation Discussion & Analysis section of this Proxy Statement are included below.

2016 - 2018 Performance Shares

Original Performance Period (January 1, 2016 – December 31, 2018)

Performance measured and approved as of December 31, 2017 due to spin-off and performance shares were converted to RSUs based on agreed principles

Base Year: 2015

Measurement Year: 2017

Performance Criterion 1: Sales Growth (in thousands of USD)
2015 Sales – Reported	A	9,169,570
2017 Sales – Reported	B	10,382,594
Adjustment to 2017 Sales to exclude the impact of currency translations	C	145,366
2017 Sales – Adjusted	D = B+C	10,527,960
2-Year CAGR Growth (2017 vs. 2015)	D vs. A	7.2%
Performance Criterion 2: Company EPS Growth in relation to IHS Light Vehicle Production Growth (in USD)
2015 EPS – Reported	A	5.17
Adjustment to 2015 EPS to exclude the impact of capacity alignment	B	0.79
2015 EPS – Adjusted	C = A+B	5.96
2017 EPS – Reported	D	4.87
Adjustment to 2017 EPS to exclude the impact of currency translations	E	0.25
Adjustment to 2017 EPS to exclude the impact of capacity alignment, goodwill impairment and separation costs	F	Capacity Alignment 0.29 Goodwill Impairment 1.13 Separation Costs 0.09 Total: 1.51
2017 EPS – Adjusted	G = D+E+F	6.63
2-Year CAGR Growth (2017 vs. 2015)	G vs. C	5.5%
Company EPS Growth in relation to Light Vehicle Production (LVP) Growth		LVP Growth+2.0 pp

Annex A-1

2017-2019 Performance Shares

Original Performance Period (January 1, 2017 – December 31, 2019)

Performance measured and approved as of December 31, 2017 due to spin-off and performance shares were converted to RSUs based on agreed principles

Base Year: 2016

Measurement Year: 2017

Performance Criterion 1: Sales Growth (in thousands of USD)
2016 Sales – Reported	A	10,073,606
2017 Sales – Reported	B	10,382,594
Adjustment to 2017 Sales to exclude the impact of currency translations	C	-37,531
2017 Sales – Adjusted	D = B+C	10,345,063
1-Year Growth (2017 vs. 2016) – %	D vs. A	2.7%
Performance Criterion 2: Company EPS Growth in relation to IHS Light Vehicle Production Growth (in USD)
2016 EPS – Reported	A	6.42
Adjustment to 2016 EPS to exclude the impact of capacity alignment	B	0.22
2016 EPS – Adjusted	C = A+B	6.64
2017 EPS – Reported	D	4.87
Adjustment to 2017 EPS to exclude the impact of currency translations	E	-0.02
Adjustment to 2017 EPS to exclude the impact of capacity alignment, goodwill impairment, and separation costs	F	Capacity Alignment 0.29 Goodwill Impairment 1.13 Separation Costs 0.09 Total: 1.51
2017 EPS – Adjusted	G = D+E+F	6.36
1-Year Growth (2017 vs. 2016) – %	G vs. C	-4.2%
Company EPS Growth in relation to Light Vehicle Production (LVP) Growth		Below Threshold

2018 Non-Equity Incentive Program

Performance Period (January 1, 2018 – December 31, 2018)

Performance Criterion: Adjusted Operating Margin
2018 Operating Margin – Reported – %	A	7.9%
Adjustment to 2018 Operating Margin to exclude the impact of costs related to capacity alignment, antitrust related matters and separation	B	2.6% (reflects adjustment to operating income of $5 million related to capacity alignment, $212 million related to antitrust matters and $5 million related to separation costs)
Operating Margin – Adjusted – %	C = A+B	10.5%

Annex A-2

Autoliv, Inc.

Mailing address: Box 70381, SE-107 24 Stockholm, Sweden

Visiting address: Klarabergsviadukten 70, Section B7, Stockholm, Sweden

Tel: +46 8 587 206 00; Fax +46 8 24 44 93

Company website: www.autoliv.com

Investor relations: Sweden Tel: +46 8 587 206 27, U.S. Tel: +1 (248) 223 8107

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters ? here?s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 8:00 am, CT, on May 7, 2019 Online Go to www.envisionreports.com/ALV or scan the QR code ? login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/ALV 2019 Annual Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals ? The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: + For Withhold For Withhold For Withhold 01—Mikael Bratt 02—Jan Carlson 03—Hasse Johansson 04—Leif Johansson 05—David E. Kepler 06—Franz-Josef Kort?m 07—Xiaozhi Liu 08—Min Liu 09—James M. Ringler 10—Thaddeus Senko For Against Abstain For Against Abstain 2. Advisory Vote on Autoliv, Inc.‘s 2018 Executive Compensation. 3. Ratification of Ernst & Young AB as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019. B Authorized Signatures ? This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) ? Please print date below. Signature 1 ? Please keep signature within the box. Signature 2 ? Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 1UPX 412703 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Autoliv, Inc. Stockholders May 7, 2019, 9:00 am CT The Langham Hotel 330 North Wabash Street, Chicago, IL 60611 USA Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/ALV Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/ALV qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Autoliv, Inc. + Notice of 2019 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting ? May 7, 2019 The undersigned hereby revokes all proxies and appoints Mikael Bratt and Anthony Nellis, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Tuesday, May 7, 2019 at 9:00 a.m. local time at The Langham Hotel, 330 North Wabash Street, Chicago, Illinois 60611, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting. In their discretion, Mr. Bratt and Mr. Nellis are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors? recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see ?Voting on Matters Not in Proxy Statement? in the Proxy Statement. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors and FOR the election of the nominees to the Board and FOR proposals 2 and 3. Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address ? Please print new address below. Comments ? Please print your comments below.

Go to www.envisionreports.com/ALV or scan the QR code ? login details are located in the shaded bar below. Votes submitted electronically must be received by 8:00 am, CT, on May 7, 2019 Stockholder Meeting Notice 1234 5678 9012 345 Important Notice Regarding the Availability of Proxy Materials for the Autoliv, Inc. Stockholder Meeting to be Held on May 7, 2019 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders? meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at: www.envisionreports.com/ALV Easy Online Access ? View your proxy materials and vote. Step 1: Go to www.envisionreports.com/ALV. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selections as instructed on each screen for your delivery preferences. Step 5: Vote your shares. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials ? If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before April 24, 2019 to facilitate timely delivery.

Stockholder Meeting Notice Autoliv, Inc. Annual Meeting of Stockholders will be held on May 7, 2019 at The Langham Hotel, 330 North Wabash Street, Chicago, Illinois 60611, USA, at 9:00 a.m. Central Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors? recommendations. The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3: 1. Election of ten (10) directors to the Board of Directors for a term of office expiring on the date of the 2020 Annual Meeting of Stockholders: 01—Mikael Bratt 02—Jan Carlson 03—Hasse Johansson 04—Leif Johansson 05—David E. Kepler 06—Franz-Josef Kort?m 07—Xiaozhi Liu 08—Min Liu 09—James M. Ringler 10—Thaddeus Senko 2. Advisory Vote on Autoliv, Inc.‘s 2018 Executive Compensation. 3. Ratification of Ernst & Young AB as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019. PLEASE NOTE ? YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Here?s how to order a copy of the proxy materials and select delivery preferences: Current and future delivery requests can be submitted using the options below. If you request an email copy, you will receive an email with a link to the current meeting materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials. ? Internet ? Go to www.envisionreports.com/ALV. Click Cast Your Vote or Request Materials. ? Phone ? Call us free of charge at 1-866-641-4276. ? Email ? Send an email to investorvote@computershare.com with ?Proxy Materials Autoliv, Inc.? in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by April 24, 2019.